Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

CULLEN AGRICULTURAL HOLDING CORP.,

LONG ISLAND ICED TEA CORP.,

CULLEN MERGER SUB, INC.,

LIBB ACQUISITION SUB, LLC,

LONG ISLAND BRAND BEVERAGES LLC,

AND

THE FOUNDERS NAMED HEREIN

DATED AS OF DECEMBER 31, 2014

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of December 31, 2014, by and among Cullen Agricultural Holding Corp., a Delaware corporation (“Parent”), Long Island Iced Tea Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Holdco”), Cullen Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Holdco (“Parent Merger Sub”), LIBB Acquisition Sub, LLC, a New York limited liability company and wholly owned subsidiary of Holdco (“Company Merger Sub”), Long Island Brand Beverages LLC, a New York limited liability company (the “Company”), and Phil Thomas (“Thomas”) and Thomas Panza (“Panza” and together with Thomas, the “Founders”), who hold a majority of the outstanding membership interests of the Company. The term “Agreement” as used herein refers to this Agreement and Plan of Reorganization, as the same may be amended from time to time, and all exhibits and schedules hereto (including the Company Schedule and the Parent Schedule, as defined in the preambles to Articles II and III hereof, respectively). The term “Members” as used herein refers to all of the members of the Company, including the Founders. The term “Signing Members” as used herein refers to the Founders and all of the Members who have executed and delivered a joinder to this Agreement in the form of Exhibit A (a “Joinder”).

RECITALS

A.           Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.1) and in accordance with the New York Limited Liability Company Law (the “NYLLCL”), the Delaware General Corporation Law (the “DGCL”) and other applicable law, Parent and the Company intend to enter into a business combination transaction by means of (i) a merger of Parent Merger Sub with and into Parent, with Parent being the surviving entity (the “Parent Merger”), and (ii) a merger of Company Merger Sub with and into the Company, with the Company being the surviving entity (the “Company Merger,” and together with the Parent Merger, the “Mergers”), as a result of which Parent and the Company will become wholly owned subsidiaries of Holdco and Holdco will become a public company (Holdco after the Closing, “Surviving Pubco”).

B.           Each of the board of directors of Parent and the board of managers of the Company has determined that the Mergers are fair to, and in the best interests of, its respective company, stockholders and members.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows (defined terms used in this Agreement are listed alphabetically in Article IX, together with the Section and, if applicable, paragraph number in which the definition of each such term is located):

ARTICLE I.
THE MERGER

1.1.         The Mergers.

(a)          At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Parent Merger Sub shall be merged with and into Parent, the separate corporate existence of Parent Merger Sub shall cease and Parent shall continue as the surviving corporation in the Parent Merger (“Parent Surviving Subsidiary”).

(b)          At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the NYLLCL, Company Merger Sub shall be merged with and into the Company, the separate corporate existence of Company Merger Sub shall cease and the Company shall continue as the surviving limited liability company in the Company Merger (“Company Surviving Subsidiary” and together with the Parent Surviving Subsidiary, the “Surviving Subsidiaries”).

1.2.         Effective Time; Closing. Subject to the conditions of this Agreement, as soon as practicable on or after the Closing Date (as hereinafter defined), the parties hereto (i) shall cause the Parent Merger to be consummated by filing a certificate of merger (the “Parent Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and (ii) shall cause the Company Merger to be consummated by filing a certificate of merger (the “Company Certificate of Merger,” and together with the Holdco Certificate of Merger, the “Certificates of Merger”) with the Department of State of the State of New York in accordance with the applicable provisions of the NYLLCL (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the Company Certificate of Merger being the “Effective Time”). Unless this Agreement shall have been terminated pursuant to Section 8.1, the consummation of the transactions contemplated by this Agreement (the “Closing”), other than the filing of the Certificates of Merger, shall take place at the offices of Graubard Miller, counsel to Parent, 405 Lexington Avenue, New York, New York 10174 at a time and date to be specified by the parties, which shall be no later than the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than conditions that are capable of being satisfied or waived only at the Closing), or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”). Closing signatures may be transmitted by facsimile or by emailed PDF file.

1.3.         Effect of the Mergers. At the Effective Time, the effect of the Mergers shall be as provided in this Agreement and the applicable provisions of the NYLLCL, the DGCL and other applicable provisions of law (collectively, the “Applicable Law”). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Parent Merger Sub and Company Merger Sub shall vest in Parent Surviving Subsidiary and Company Surviving Subsidiary, respectively, and all debts, liabilities and duties of Parent Merger Sub and Company Merger Sub shall become the debts, liabilities and duties of Parent Surviving Subsidiary and Company Surviving Subsidiary, respectively.

2

1.4.         Governing Documents. At the Effective Time,

(a)          the Certificate of Incorporation of Parent Merger Sub shall become the Certificate of Incorporation of Parent Surviving Subsidiary, except that the name of Parent Surviving Subsidiary shall be “Cullen Agricultural Holding Corp.”;

(b)          the Bylaws of Parent Merger Sub shall become the Bylaws of Parent Surviving Subsidiary, except that the name of Parent Surviving Subsidiary shall be “Cullen Agricultural Holding Corp.”;

(c)          the Articles of Organization of the Company shall be the Articles of Organization of Company Surviving Subsidiary; and

(d)          the Operating Agreement of the Company shall be the Operating Agreement of Company Surviving Subsidiary.

Promptly after the Effective Time, Holdco, as the sole member of the Company Surviving Subsidiary, shall cause (i) the Operating Agreement of the Company Surviving Subsidiary to be amended and restated to read in its entirety as the Operating Agreement of Company Merger Sub as in effect on the date hereof, except that the name of the Company Surviving Subsidiary shall be “Long Island Brand Beverages LLC”, and (ii) the Articles of Organization of the Company Surviving Subsidiary to be amended and restated to read in their entirety as the Articles of Organization of Company Merger Sub as in effect on the date hereof, except that the name of the Company Surviving Subsidiary shall be “Long Island Brand Beverages LLC”.

1.5.         Merger Consideration; Effect on Securities.

(a)          Conversion of Parent Common Stock. Each share of common stock, par value $.0001, of Parent (“Parent Common Stock”) issued and outstanding immediately prior to the Effective Time will be automatically converted into one share of common stock, par value $0.0001, of Holdco (“Holdco Common Stock”) and the holders thereof shall cease to have any further rights as holders of capital stock of Parent. Immediately following the Parent Merger, each certificate that evidenced Parent Common Stock immediately prior to the Parent Merger (“Parent Certificate”) shall represent the applicable number of shares of Holdco Common Stock into which the Parent Common Stock represented thereby have been converted.

(b)          Merger Consideration. The aggregate consideration to be paid to the holders of the membership units of the Company (“Company Membership Units”) issued and outstanding immediately prior to the Effective Time in exchange for the cancellation of their Company Membership Units and their rights as such holders (the “Merger Consideration”), subject to adjustment as provided for in Section 1.5(d), is 39,500,000 shares of Holdco Common Stock to be issued at the Closing.

3

(c)          Conversion of Company Membership Units. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Company Merger and this Agreement and without any action on the part of Parent, Holdco or the Company, each of the issued and outstanding Company Membership Units (both Voting Units and Limited Units (as each term is defined in the Operating Agreement of the Company)) will be cancelled and the rights pertaining thereto will be automatically converted into the right to receive the portion of the Merger Consideration, subject to adjustment as provided for in Section 1.5(d), equal to the aggregate Merger Consideration divided by the total number of issued and outstanding Company Membership Units as of the Closing, which as of the date of this Agreement, assuming that there are no adjustments pursuant to Section 1.5(d) below, would result in an allocation among the holders of the Company Membership Units as set forth in Schedule 1.5(c).

(d)          Net Working Capital Adjustment of Merger Consideration.

(i)          At least three (3) Business Days before the Closing, the Company shall prepare and deliver to Parent a statement (the “Company Estimated Net Working Capital Statement”) showing, in reasonable detail, the calculation of a good faith estimate of the Company’s Net Working Capital (as defined in Section 1.5(d)(vi)) (the “Company Estimated Net Working Capital”) and Parent shall prepare and deliver to the Company a statement (the “Parent Estimated Net Working Capital Statement”) showing, in reasonable detail, the calculation of a good faith estimate of the Parent’s Net Working Capital (the “Parent Estimated Net Working Capital”). Such Company Estimated Net Working Capital Statement and Parent Estimated Net Working Capital Statement shall be derived utilizing United States generally accepted accounting principles (“U.S. GAAP”) consistent with the historical practice of the Company and Parent, respectively.

(A)         If the Company Estimated Net Working Capital is less than the Company Net Working Capital Target (such difference, the “Company Estimated Net Working Capital Shortfall”), the aggregate number of shares of Holdco Common Stock issued by Holdco at the Closing pursuant to Section 1.5(b) shall be reduced by a number of shares, allocated among the Members pro rata based on each Member’s Pro Rata Share, equal to the absolute value of the Estimated Company Net Working Capital Shortfall, divided by $0.20 per share. If the Company Estimated Net Working Capital is more than the Company Net Working Capital Target (such difference, the “Company Estimated Net Working Capital Excess”), the aggregate number of shares of Holdco Common Stock issued by Holdco at the Closing pursuant to Section 1.5(b) shall be increased by a number of shares, allocated among the Members pro rata based on each Member’s Pro Rata Share, equal to the absolute value of the Estimated Company Net Working Capital Excess, divided by $0.20 per share. For purposes of this Agreement, the “Company Net Working Capital Target” shall mean $70,069; provided, that in the event that the Closing Date is after February 15, 2015, the Company Net Working Capital Target shall be decreased by $3,333.33 for each day after February 15, 2015 through and including the Closing Date. For purposes of this Agreement, each Member’s “Pro Rata Share” shall be equal to a fraction, expressed as a percentage, equal to the number of Company Membership Units held by such Member as of the Closing, divided by the total number of Company Membership Units held by all Members as of the Closing.

4

(B)         If the Parent Estimated Net Working Capital is more than the Parent Net Working Capital Target (such difference, the “Parent Estimated Net Working Capital Excess”), the aggregate number of shares of Holdco Common Stock issued by Holdco at the Closing pursuant to Section 1.5(b) shall be reduced by a number of shares, allocated among the Members pro rata based on each Member’s Pro Rata Share, equal to the absolute value of the Parent Estimated Net Working Capital Excess, divided by $0.20 per share. If the Parent Estimated Net Working Capital is less than the Parent Net Working Capital Target (such difference, the “Parent Estimated Net Working Capital Shortfall”), the aggregate number of shares of Holdco Common Stock issued by Holdco at the Closing pursuant to Section 1.5(b) shall be increased by a number of shares, allocated among the Members pro rata based on each Member’s Pro Rata Share, equal to the absolute value of the Parent Estimated Net Working Capital Shortfall, divided by $0.20 per share. For purposes of this Agreement, the “Parent Net Working Capital Target” shall mean $786,985; provided, that in the event that the Closing Date is after February 15, 2015, the Parent Net Working Capital Target shall be decreased by $666.67 for each day after February 15, 2015 through and including the Closing Date.

(ii)         As soon as practicable after the Closing, but not later than forty-five (45) days after the Closing, Surviving Pubco shall deliver to the LIBB Representative and the Committee (each as defined in Section 1.12 and together, the “Independent Parties”) a statement (the “Closing Net Working Capital Statement”) showing, in reasonable detail, the calculation of the Company’s actual Net Working Capital (the “Company Actual Net Working Capital”) and Parent’s actual Net Working Capital (the “Parent Actual Net Working Capital”). Such Closing Net Working Capital Statement shall be derived utilizing U.S. GAAP consistent with the historical practice of the Company (with respect to the Company Actual Net Working Capital calculation) and Parent (with respect to the Parent Actual Net Working Capital calculation) and be certified as being accurate and complete by the Surviving Pubco’s independent registered public accounting firm.

5

(iii)        If an Independent Party disagrees with the Company Actual Net Working Capital or the Parent Actual Net Working Capital as set forth in the Closing Net Working Capital Statement, it shall notify Surviving Pubco and the other Independent Party of such disagreement in writing specifying in reasonable detail any and all items of disagreement (each, an “Item of Dispute”) within thirty (30) calendar days after its receipt of the Closing Net Working Capital Statement. In connection with their review of the Closing Net Working Capital Statement and the calculations contained therein, Surviving Pubco and its Representatives shall provide each Independent Party and its Representatives with reasonable access to the books and records, personnel and properties and any other information of Surviving Pubco or its Subsidiaries that the Independent Party reasonably requests in connection with such review, subject to the Independent Party executing a confidentiality agreement in a form reasonably acceptable to the Independent Party and Surviving Pubco. Surviving Pubco and the Independent Parties shall use their commercially reasonable best efforts for a period of ten (10) Business Days after the Independent Party’s delivery of such notice (or such longer period as Surviving Pubco and the Independent Parties may mutually agree upon) to resolve any Items of Dispute raised by the Independent Party. If, at the end of such period, Surviving Pubco and the Independent Parties do not resolve any such Item of Dispute, any party may submit the matter to a mutually acceptable independent accounting firm of recognized national standing to review and resolve the Item of Dispute. In the event Surviving Pubco and the Independent Parties cannot agree upon an accounting firm within five (5) Business Days after the failure to resolve any such Item of Dispute (or if such accounting firm does not accept the engagement and they cannot agree upon a replacement accounting firm within five (5) Business Days after the accounting firm notifies the parties that it will not accept the engagement), they shall choose an accounting firm by lot from those accounting firms of recognized national standing practicing in the State of New York having no material relationship to Surviving Pubco, Parent, the Company, the Members, the Independent Parties or their respective Affiliates and having offices in locations suitable to conduct such review (the accounting firm selected in accordance with the preceding two sentences is referred to herein as the “Accounting Firm”). Surviving Pubco and the Independent Parties shall request that the Accounting Firm render a determination on each Item of Dispute, solely based on whether such Item of Dispute was prepared accurately and in accordance with U.S. GAAP and consistent with the historical practice of the Company (with respect to the Company Actual Net Working Capital calculation) and Parent (with respect to the Parent Actual Net Working Capital calculation). The determination by the Accounting Firm shall be set forth in a written statement with a reasonably detailed explanation for such determination, and shall be final, binding and conclusive on the parties absent fraud, bad faith or manifest error. Surviving Pubco and the Independent Parties shall make their respective submissions to the Accounting Firm within ten (10) Business Days after selecting such firm pursuant to this Section 1.5(d). Surviving Pubco and the Independent Parties shall use their commercially reasonable best efforts to cause the Accounting Firm to make its determination within fifteen (15) calendar days after accepting its selection. All of the fees and expenses of the Accounting Firm shall be borne by Surviving Pubco.

6

(iv)        If the Company Actual Net Working Capital, as finally determined in accordance with this Agreement, is less than the Company Estimated Net Working Capital (such difference, the “Company Actual Net Working Capital Shortfall”), the Members shall surrender (pro rata based on each Member’s Pro Rata Share) to Holdco for cancellation such number of shares of Holdco Common Stock equal to the absolute value of the Company Actual Net Working Capital Shortfall, divided by $0.20 per share. If the Company Actual Net Working Capital, as finally determined in accordance with this Agreement, is more than the Company Estimated Net Working Capital (such difference, the “Company Actual Net Working Capital Excess”), Holdco shall issue and cause to be delivered to the Members (pro rata based on each Member’s Pro Rata Share) such additional number of shares of Holdco Common Stock equal to the absolute value of the Company Actual Net Working Capital Excess, divided by $0.20 per share. If the Parent Actual Net Working Capital, as finally determined in accordance with this Agreement, is more than the Parent Estimated Net Working Capital (such difference, the “Parent Actual Net Working Capital Excess”), the Members shall surrender (pro rata based on each Member’s Pro Rata Share) to Holdco for cancellation such number of shares of Holdco Common Stock equal to the absolute value of the Parent Actual Net Working Capital Excess, divided by $0.20 per share. If the Parent Actual Net Working Capital, as finally determined in accordance with this Agreement, is less than the Parent Estimated Net Working Capital (such difference, the “Parent Actual Net Working Capital Shortfall”), Holdco shall issue and cause to be delivered to the Members (pro rata based on each Member’s Pro Rata Share) such additional number of shares of Holdco Common Stock equal to the absolute value of the Parent Actual Net Working Capital Shortfall, divided by $0.20 per share.

(v)         Notwithstanding anything herein to the contrary, any downward adjustment to the number of shares of Holdco Common Stock to be issued in the transaction (or any related surrender of shares of Holdco Common Stock by the Members) pursuant to Section 1.5(d)(iv) shall be satisfied from the Adjustment Escrow Shares (as defined in Section 1.11) and any such reduction shall be limited to the number of Adjustment Escrow Shares actually remaining in the Escrow Account (as defined in Section 1.11).

(vi)        As used in this Agreement, “Net Working Capital” means, with respect to any Person, all of the current assets of such Person and its Subsidiaries on a consolidated basis, less all of the current liabilities of such Person and its Subsidiaries on a consolidated basis, less all of the Indebtedness of such Person and its Subsidiaries on a consolidated basis (excluding all current liabilities and, in the case of the Company, all Indebtedness owed by the Company to Parent), in each case as of the Effective Time, immediately prior to giving effect to the Mergers and the other transactions contemplated by this Agreement. As used in this Agreement, “Indebtedness” means, with respect to any Person, (a) any obligation of such Person (i) for borrowed money, (ii) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, including securities, or (iii) for the deferred purchase price of property or services (excluding trade payables arising in the ordinary course of business that are not past due beyond ordinary grace periods); (b) any guarantee (or keepwell agreement) by such Person of any indebtedness of others described in the preceding clause (a); (c) any obligation to reimburse any bank or other Person for amounts paid prior to the Closing under a letter of credit or similar instrument; (d) any factoring arrangement or obligation secured by or representing the disposition of assets that would be assets of the Company but for the incurrence of such obligation; (e) any other obligation upon which interest charges are customarily paid; and (f) any leases that are required by U.S. GAAP to be accounted for as capital leases.

7

(e)          Adjustments to Exchange Ratios. The number of shares of Holdco Common Stock that the holders of Company Membership Units and Parent Common Stock are entitled to receive as a result of the Mergers shall be equitably adjusted to reflect appropriately the effect of any equity split, reverse equity split, equity dividend (including any dividend or distribution of securities convertible into Parent Common Stock, Company Membership Units or Holdco Common Stock), cash dividends or distributions, reorganization, recapitalization, reclassification, combination, exchange of equity securities or other like change with respect to the Holdco Common Stock, the Company Membership Units or Parent Common Stock occurring on or after the date hereof and prior to the Effective Time.

(f)          No Fractional Shares. No fraction of a share of Holdco Common Stock will be issued by virtue of the Mergers or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Holdco Common Stock (after aggregating all fractional shares of Holdco Common Stock that otherwise would be received by such holder) shall receive, in lieu of such fractional share, one (1) share of Holdco Common Stock.

(g)          No Further Ownership Rights in Parent Common Stock and Company Membership Units. All the shares of Holdco Common Stock issued to the holders of the Parent Common Stock and Company Membership Units upon consummation of the Mergers or thereafter issuable pursuant to Section 1.5(d), shall be deemed to have been issued in full satisfaction of all rights pertaining to the outstanding Parent Common Stock and Company Membership Units and there shall be no further registration of transfers on the records of Surviving Parent Subsidiary or Surviving Company Subsidiary of the Parent Common Stock and the Company Membership Units, respectively, that were outstanding immediately prior to the Effective Time.

(h)          Required Withholding. Holdco shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(i)          Cancellation of Holdco Capital Stock. Each share of capital stock of Holdco issued and outstanding immediately prior to the Effective Time will be canceled.

(j)          Membership Interests in Company Merger Sub. Subject to the terms and conditions of this Agreement, at the Effective Time, all issued and outstanding membership interests in Company Merger Sub immediately prior to the Effective Time shall automatically, and without any action on the part of the holder thereof, be converted into an aggregate of 100% of the validly issued, fully paid and non-assessable membership interests in the Company Surviving Subsidiary. Immediately following the conversion contemplated by this Section 1.5, 100% of the outstanding Company Membership Units, as all of the membership interests in the Company Surviving Subsidiary, shall be issued to Surviving Pubco.

8

1.6.         Exchange Procedures.

(a)          Surrender of Certificates. At the Effective Time, the holders of Company Membership Units will surrender their certificates or other instruments representing the Company Membership Units (the “Company Certificates”) and the holders of the Parent Common Stock will surrender their certificates or other instruments representing the Parent Common Stock (the “Parent Certificates”), or in the case of a lost, stolen or destroyed Company Certificate or Parent Certificate, upon delivery of an affidavit (and indemnity, if required) in the manner provided in Section 1.8, to Holdco for cancellation together with any related documentation reasonably requested by Holdco in connection therewith. After the Effective Time, each outstanding Company Certificate and Parent Certificate will be deemed for all corporate purposes to evidence only the right to receive the applicable shares of Holdco Common Stock in accordance with the provisions of this Article I.

(b)          Exchange of Certificates. Certificates representing the shares of Holdco Common Stock shall be issued to the holders of Company Membership Units and Parent Common Stock upon surrender of the Company Certificates and Parent Certificates as provided for herein or otherwise agreed by the parties. Upon surrender of the Company Certificates and Parent Certificates (or in the case of a lost, stolen or destroyed Company Certificate or Parent Certificate, upon delivery of an affidavit (and indemnity, if required) in the manner provided in Section 1.8) for cancellation to Holdco or to such other agent or agents as may be appointed by Holdco, Holdco shall issue, or cause to be issued, to each holder of the Company Certificates and Parent Certificates such certificates representing the number of shares of Holdco Common Stock, a portion of which shall be held in escrow pursuant to Section 1.11 below in the case of issuances to the holders of the Company Certificates, for which their Company Membership Units and Parent Common Stock are exchangeable at the Effective Time and any dividends or distributions payable pursuant to Section 1.7, and the Company Certificates and Parent Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Company Certificates and Parent Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable shares of Holdco Common Stock issuable pursuant to this Article I.

(c)          Transfers of Ownership. If certificates representing the shares of Holdco Common Stock are to be issued in a name other than that in which the Company Certificates or Parent Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Company Certificates or Parent Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Holdco or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing the shares of Holdco Common Stock in any name other than that of the registered holder of the Company Certificates or Parent Certificates surrendered, or established to the satisfaction of Holdco or any agent designated by it that such tax has been paid or is not payable.

9

1.7.          No Distributions Until Surrender of Certificates. No dividends or other distributions declared or made after the date of this Agreement with respect to Holdco Common Stock with a record date after the Effective Time will be paid to the holders of any Company Certificates or Parent Certificates that have not yet been surrendered with respect to the shares of Holdco Common Stock to be issued upon surrender thereof until the holders of record of such Company Certificates or Parent Certificates shall surrender such certificates. Subject to applicable law, following surrender of any such Company Certificates or Parent Certificates, Holdco shall promptly deliver to the record holders thereof, without interest, the certificates representing the shares of Holdco Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Holdco Common Stock.

1.8.          Lost, Stolen or Destroyed Certificates. In the event any Company Certificate or Parent Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate or Parent Certificate to be lost, stolen or destroyed and, if required by Holdco, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Holdco as indemnity against any claim that may be made against it with respect to such Company Certificate or Parent Certificate, Holdco will issue or cause to be issued the number of shares of Holdco Common Stock (less the applicable Escrow Shares, in the case of a Company Certificate), for which such lost, stolen or destroyed Company Certificates or Parent Certificates are exchangeable at the Effective Time and any dividends or distributions payable pursuant to Section 1.7.

1.9.          Tax Consequences. It is intended by the parties hereto that the Mergers shall, collectively, constitute a transaction described in Section 351 of the Code.

1.10.         Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Surviving Parent Subsidiary and Surviving Company Subsidiary with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Parent and the Company, respectively, the then current officers and directors of Surviving Parent Subsidiary and the then current officers and directors of the Surviving Company Subsidiary shall take all such lawful and necessary action.

10

1.11.       Escrow.

(a)          The following shall be deposited in a segregated escrow account (the “Escrow Account”) with the Escrow Agent: (i) as the sole remedy for the indemnification obligations of the Company Indemnitors set forth in Section 7.1(a), 7,500,000 of the shares of Holdco Common Stock issuable upon the Closing of the Company Merger to the Members (the “Indemnity Escrow Shares”); and (ii) as the sole means of providing for downward adjustments (if any) to the aggregate number of shares of Holdco Common Stock issued hereunder (or any related surrender of shares of Holdco Common Stock by the Members) pursuant to Section 1.5(d)(iv), an additional 1,000,000 of the shares of Holdco Common Stock issuable upon the Closing of the Company Merger to the Members (the “Adjustment Escrow Shares” and together with the Indemnity Escrow Shares and the Adjustment Escrow Shares, the “Escrow Shares”). The Escrow Shares shall be allocated among the Members in the same proportion as their proportionate share of the Holdco Common Stock being issued hereunder, all in accordance with the terms and conditions of the escrow agreement to be entered into at the Closing between Holdco, the LIBB Representative, the Committee and Continental, as escrow agent (“Escrow Agent”), substantially in the form of Exhibit B hereto (the “Escrow Agreement”).

(b)          On the date that is three (3) Business Days after (i) if there are no Items of Dispute, the thirtieth (30th) calendar day after the Independent Parties’ receipt of the Closing Net Working Capital Statement, or (ii) if there are Items of Dispute, the day such Items of Dispute are finally resolved in accordance with Section 1.5(d), the Escrow Agent shall release the number of Adjustment Escrow Shares (if any) to be surrendered to Holdco in accordance with Section 1.5(d) to Holdco and shall release the remainder of the Adjustment Escrow Shares to the Members in the same proportions as originally deposited into escrow.

(c)          No Indemnity Escrow Shares shall be released from the Escrow Account until the date on which Holdco’s independent registered public accounting firm has issued its report relating to Holdco’s financial statements for its fiscal year ending December 31, 2015 (the “Escrow Termination Date”). On the Escrow Termination Date, the Escrow Agent shall release to the Members any remaining Indemnity Escrow Shares, less the number of Indemnity Escrow Shares to be applied in satisfaction of resolved indemnification claims or reserved with respect to unresolved indemnification claims made prior to such date pursuant to Section 7.1(a) (“Pending Claims”), in the same proportions as originally deposited into escrow. Promptly after each Pending Claim has been finally resolved, any remaining Indemnity Escrow Shares not applied in satisfaction of resolved indemnification claims or reserved with respect to Pending Claims shall be delivered to the Members in the same proportions as originally deposited into escrow promptly upon such resolution.

1.12.       Committee and LIBB Representative.

(a)          Committee. Parent hereby appoints Paul Vassilakos to act on behalf of Parent and Holdco, to take all necessary actions and make all decisions pursuant to this Agreement or the Escrow Agreement after the Closing. If such Person ceases to serve in such capacity, for any reason, such Person shall designate his or her successor. Failing such designation within ten (10) Business Days after such Person has ceased to serve, the board of directors of Holdco shall appoint as a successor a Person who was a director of Parent prior to the Closing Date or, in the event of an inability to appoint same, another Person who would qualify as an “independent” director of Holdco and who has not had any material relationship with the Company or the Members prior to the Closing. Such Person or his successor is intended to be the “Committee” referred to in Article VII and elsewhere hereof and the Escrow Agreement.

11

(b)          LIBB Representative.

(i)          Each Signing Member, by the execution and delivery of this Agreement (or the Joinder hereto), hereby appoints Philip Thomas as the LIBB Representative (in such capacity, the “LIBB Representative”) as such Member's representative and agent to act on behalf of such Member in any amendment of or litigation or dispute involving this Agreement, including defending, negotiating, settling or otherwise dealing with claims under Section 1.5 or Article VII hereof or under the Escrow Agreement, to make all determinations on behalf of the Signing Members under this Agreement and the other Transaction Documents to which the LIBB Representative is a party, and to do or refrain from doing all such further acts and things, and to execute all such documents, as the LIBB Representative shall deem necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement, including the power to: (i) agree upon or compromise any matter related to the calculation of any adjustments to the purchase price provided under this Agreement; (ii) direct the distribution of the Merger Consideration to the Members; (iii) act for the Members with respect to all indemnification matters referred to in this Agreement, including the right to compromise on behalf of the Members any indemnification claim made by or against the Members, if any, and provide instructions to the Escrow Agent with respect to the funds in the Escrow Accounts; (iv) act for the Members with respect to all post-Closing matters under this Agreement; (v) terminate, amend, or waive any provision of this Agreement or any other Transaction Document to which the LIBB Representative is a party; provided, that any such action, if material to the rights and obligations of the Members in the reasonable judgment of the LIBB Representative, will be taken in the same manner with respect to all of the Members unless otherwise agreed by each of the Members who is subject to any disparate treatment of a potentially adverse nature; (vi) to negotiate, execute and deliver all ancillary agreements, statements, certificates, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement or any other Transaction Document; (vii) to give and receive all notices and communications to be given or received under this Agreement or any other Transaction Document to which the LIBB Representative is a party and to receive service of process in connection with any disputes or claims hereunder or thereunder; (vii) employ and obtain the advice of legal counsel, accountants, and other professional advisors as the LIBB Representative, in its sole discretion, deems necessary or advisable in the performance of its duties as the LIBB Representative and to rely on their advice and counsel; (ix) incur and pay expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (x) receive all or any portion of the Merger Consideration and to distribute the same pursuant to the terms of this Agreement; (xi) sign any releases or other documents with respect to and dispute or remedy arising under this Agreement or the other Transaction Documents to which the LIBB Representative is a party; and (xii) do or refrain from doing any further act or deed on behalf of the Members which the LIBB Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as any of the Members could do if personally present and acting. Each Member acknowledges and agrees that upon execution of this Agreement, any delivery by the LIBB Representative of any waiver, amendment, agreement, opinion, certificate or other documents executed by the LIBB Representative or any decisions made by the LIBB Representative pursuant to this Section 1.12(b) shall be binding on such Member as fully as if such Member had executed and delivered such documents or made such decisions. Each Signing Member agrees to execute and deliver to the LIBB Representative such further documents and instruments, and take such further actions, as may reasonably requested by the LIBB Representative to further evidence the appointment of the LIBB Representative as such Signing Member’s representative and agent hereunder.

12

(ii)         In connection with the performance of his rights and obligations hereunder, the LIBB Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Members (or the Surviving Pubco to the extent set forth in this Agreement), attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the LIBB Representative may deem necessary or desirable from time to time.

(iii)        The LIBB Representative shall not have any liability for any act done or omitted hereunder as LIBB Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Members shall severally (pro rata based on each Member’s Pro Rata Share) indemnify the LIBB Representative and hold it harmless against any Loss, liability or expense incurred without gross negligence or bad faith on the part of the LIBB Representative and arising out of or in connection with the acceptance or administration of its duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs incurred by the LIBB Representative. In the event that any Member fails to promptly pay any amounts owed to the LIBB Representative hereunder, the LIBB Representative is hereby authorized to direct the other Parties and the Escrow Agent that all or any portion of any amounts otherwise payable to such Member under this Agreement or the Escrow Agreement be paid to the LIBB Representative in satisfaction of the other Parties’ or the Escrow Agent's obligations to make such payment under the terms of this Agreement and the Escrow Agreement, and to the extent such payment is made to the LIBB Representative, such Member shall have no cause of action against the other Parties’ or the Escrow Agent with respect to such Member's failure to receive such payment. In no event shall the LIBB Representative be liable hereunder or in connection herewith for any indirect, punitive, exemplary, special, incidental or consequential damages. The LIBB Representative shall be fully protected against the Members in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof. No bond shall be required of the LIBB Representative. The LIBB Representative shall not receive any compensation for its services hereunder as LIBB Representative.

13

(iv)        By its execution of this Agreement, each Member agrees, in addition to the foregoing, that: (i) the Parent Indemnitees shall be entitled to rely conclusively on the instructions and decisions of the LIBB Representative as to (A) the settlement of any claims for indemnification by a Parent Indemnitee pursuant to Article VII hereof, or (B) any other actions required or permitted to be taken by the LIBB Representative hereunder, and no party hereunder shall have any cause of action against a Parent Indemnitee for any action taken by a Parent Indemnitee in reliance upon the instructions or decisions of the LIBB Representative; and (ii) all actions, decisions and instructions of the LIBB Representative shall be conclusive and binding upon all of the Members and no Member shall have any cause of action against the LIBB Representative for any action taken, decision made or instruction given by the LIBB Representative under this Agreement, except for gross negligence or bad faith acts by the LIBB Representative in connection with the matters described in this Section 1.12(b).

(v)         The LIBB Representative may resign (upon no less than ten (10) days prior notice to Surviving Pubco, the Escrow Agent and each Member). In the event of the death or permanent disability of the then LIBB Representative, or if the then-acting LIBB Representative shall give notice of intent to resign, Members with an aggregate Pro Rata Share of greater than sixty-six and two-thirds percent (66-2/3%), by written notice to Surviving Pubco and the Escrow Agent, shall appoint a successor LIBB Representative as soon as practicable, and in no event later than ten (10) days following such death, permanent disability or notice of intent to resign. In addition, the individual serving as the LIBB Representative may be replaced from time to time by Members with an aggregate Pro Rata Share of at least sixty-six and two-thirds percent (66-2/3%) upon not less than ten (10) days prior written notice to Surviving Pubco, the Escrow Agent and each Member. Each successor LIBB Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original LIBB Representative, and the term "LIBB Representative" as used herein shall be deemed to include any such successor LIBB Representative.

(vi)        The appointment of the LIBB Representative will be deemed coupled with an interest and will be irrevocable without the consent of the LIBB Representative, and shall survive the death, incapacity, or bankruptcy of such Member. The provisions of this Section 1.12(b) shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Member. All of the indemnities, immunities, releases and powers granted to the LIBB Representative under this Agreement shall survive the Closing.

14

1.13.       Member Matters.

(a)          By their execution of this Agreement (including by means of a Joinder), the Signing Members hereby approve and adopt this Agreement and the other Transaction Documents to which the Company is a party or otherwise bound and the transactions contemplated hereby and thereby, and authorize the Company and its managers and officers to take all actions necessary for the consummation of the Mergers and the other transactions contemplated hereby and thereby pursuant to the terms of this Agreement and the other Transaction Documents. Such execution shall be deemed to be action taken by the irrevocable written consent of the Members for purposes of the relevant provisions of the NYLLCL and other Applicable Law and the Operating Agreement of the Company.

(b)          Each Signing Member hereby severally, but not jointly, represents and warrants to Parent, Holdco, Parent Merger Sub and Company Merger Sub as follows:

(i)          it has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby (including the Mergers) have been duly and validly authorized by all necessary action on its part and no other proceedings on its part are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to Applicable Law and the terms and conditions of this Agreement. This Agreement has been duly and validly executed and delivered by it and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes its legal and binding obligation, enforceable against it in accordance with the terms of the Agreement, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity;

(ii)         it has had both the opportunity to ask questions and receive answers from the officers and directors of Parent and all persons acting on Parent’s behalf concerning the business and operations of Parent and to obtain any additional information to the extent Parent possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of such information;

(iii)        it has had access to the Parent SEC Reports (as defined in Section 3.7) filed prior to the date of this Agreement;

15

(iv)        that its execution and delivery of this Agreement does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a “Governmental Entity”), except (1) for applicable requirements, if any, of the Securities Act of 1933, as amended (“Securities Act”), the Securities Exchange Act of 1934, as amended (“Exchange Act”), state securities laws (“Blue Sky Laws”), and the rules and regulations thereunder, and (2) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 10.2(a)) on itself or the Company or, after the Closing, Holdco, or prevent consummation of the Mergers or otherwise prevent the parties hereto from performing their material obligations under this Agreement;

(v)         it understands that the shares of Holdco Common Stock to be issued in the Company Merger are not registered under the Securities Act, that the issuance of the shares of Holdco Common Stock is intended to be exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that Holdco’s reliance on such exemption is predicated on its representations set forth herein;

(vi)        it is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act (“Accredited Investor”), it can bear the economic risk of its investment in the shares of Holdco Common Stock and it possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the shares of Holdco Common Stock;

(vii)       it understands that the shares of Holdco Common Stock may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the shares of Holdco Common Stock or any available exemption from registration under the Securities Act, the shares of Holdco Common Stock may have to be held indefinitely; and

(viii)      except as set forth on Schedule 1.13(b)(viii), it owns the Company Membership Units listed on Schedule 2.3(a) as being owned by it free and clear of all Liens, acknowledges that the Merger Consideration to be received by it is adequate consideration therefor and has not granted to any other person or entity any options or other rights to buy such securities, nor has it granted any interest in such securities to any person of any nature, nor will the sale and transfer of such securities pursuant to this Agreement give any person a legal right or cause of action against such securities or Holdco.

1.14.       Sale Restriction. The Founders shall agree that no public market sales of shares of Holdco Common Stock issued as a result of the Mergers to them shall be made for a period of twelve months following the Closing Date. No private sales of shares of Holdco Common Stock issued as a result of the Mergers shall be made by the Founders for a period of twelve months following the Closing Date unless the purchaser acknowledges and agrees to the restriction stated in the preceding sentence by delivery to Holdco of a written document to such effect. Such restrictions will be evidenced by a lock up agreement in the form of Exhibit C hereto (the “Lock Up Agreement”) to be executed and delivered to Holdco by the Founders in connection with the Closing. Certificates representing shares of Holdco Common Stock issued as a result of the Mergers shall bear a prominent legend to such effect.

16

ARTICLE II.
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Subject to the exceptions set forth in Schedule 2 attached hereto (together with Schedule 1.13(b)(viii), the “Company Schedule”), the Company hereby represents and warrants to Parent, Holdco, Parent Merger Sub and Company Merger Sub as follows:

2.1.         Organization and Qualification.

(a)          The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of New York and has the requisite limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Complete and correct copies of the articles of organization and limited liability company operating agreement (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company, as amended and currently in effect, have been heretofore made available to Parent or Parent’s counsel. The Company is not in violation of any of the provisions of the Company’s Charter Documents.

(b)          The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1.

(c)          The minute books of the Company contain true, complete and accurate records of all written minutes for meetings and written consents in lieu of meetings of its managers or similar governing bodies (and any committees thereof) and members or similar equity holders (“Corporate Records”) since the time of the Company’s organization. Copies of such Corporate Records of the Company have been made available to Parent or Parent’s counsel.

17

(d)          Except as set forth on Schedule 2.1(d), the membership transfer records and ownership records of the Company contain true, complete and accurate records of the securities ownership as of the date of such records and the transfers involving the Company Membership Units and other securities of the Company since the time of the Company’s formation. Copies of such records of the Company have been made available to Parent or Parent’s counsel.

2.2.         Subsidiaries.

(a)          The Company has no direct or indirect Subsidiaries or participations in joint ventures or other entities other than those listed in Schedule 2.2. Except as set forth in Schedule 2.2, the Company owns all of the outstanding equity securities of its Subsidiaries, free and clear of all Liens other than Permitted Liens. Except for the Subsidiaries listed on Schedule 2.2, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it becomes obligated to make, any future investment in or capital contribution to any other entity.

(b)          Each Company Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its state of incorporation (as listed in Schedule 2.2) and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Company Subsidiary that is a limited liability company is duly organized or formed, validly existing and in good standing under the laws of its state of organization or formation (as listed in Schedule 2.2) and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Company Subsidiary is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Complete and correct copies of the Charter Documents of each Company Subsidiary, as amended and currently in effect, have been heretofore delivered to Parent or Parent’s counsel. No Company Subsidiary is in violation of any of the provisions of its Charter Documents.

(c)          Each Company Subsidiary is duly qualified or licensed to do business as a foreign corporation or foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Each jurisdiction in which each Company Subsidiary is so qualified or licensed is listed in Schedule 2.2.

18

(d)          The minute books of each Company Subsidiary contain true, complete and accurate records of all written minutes for meetings and written consents in lieu of meetings of its board of directors or similar governing bodies (and any committees thereof) and stockholders or similar equity holders. Copies of the Corporate Records of each Company Subsidiary have been heretofore made available to Parent or Parent’s counsel.

2.3.         Capitalization.

(a)          As of the date of this Agreement, the Company has a total of 178,550 issued and outstanding Company Membership Units, consisting of 161,638 Voting Units and 16,912 Limited Units. Schedule 2.3(a) hereto contains a list as of the date of this Agreement of all of the Members of the Company, the number and type of Company Membership Units owned by each Member and each Member’s state of residence. All of the outstanding Company Membership Units are validly issued, fully paid and nonassessable. Other than Company Membership Units, the Company has no class or series of securities or ownership interests authorized by its Charter Documents. There are no outstanding options, warrants or other rights or derivative securities to purchase Company Membership Units. All outstanding Company Membership Units have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Company Contracts (as defined in Section 2.19).

(b)          Except as set forth in Schedule 2.3(b) hereto or as set forth in Section 2.3(a) hereof (as modified by the Company Schedule), there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any membership interests, partnership interests, shares of capital stock or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(c)          Except as contemplated by this Agreement, including the Registration Rights Agreement, and except as set forth in Schedule 2.3(c) hereto, there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company is a party or by which the Company is bound with respect to any equity security or ownership interest of any class of the Company.

(d)          Except as set forth in Schedule 2.3(d), no outstanding Company Membership Units are unvested or subjected to a repurchase option, risk of forfeiture or other condition under any applicable agreement with the Company.

19

(e)          The authorized and outstanding capital stock or membership interests of each Company Subsidiary are set forth in Schedule 2.3(e) hereto. Except as set forth in Schedule 2.3(e), the Company owns all of the outstanding equity securities and other ownership interests of each Company Subsidiary, free and clear of all Liens, either directly or indirectly through one or more other Subsidiaries. There are no outstanding options, warrants or other rights to purchase securities or ownership interests of any Subsidiary.

2.4.         Authority Relative to this Agreement. The Company has all necessary limited liability company power and authority to execute and deliver this Agreement and each Transaction Document that the Company has executed or delivered or is to execute or deliver pursuant to this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby (including the Company Merger). The execution and delivery of this Agreement, and the execution and delivery of each of the Transaction Documents to which it is or is required to be a party, and the consummation by the Company of the transactions contemplated hereby and thereby (including the Company Merger) have been duly and validly authorized by all necessary limited liability company action on the part of the Company (including the approval by its managers and members, subject in all cases to the satisfaction of the terms and conditions of this Agreement, including the conditions set forth in Article VI), and no other corporate proceedings on the part of the Company or its members are necessary to authorize this Agreement or the other Transaction Documents to which it is or is required to be a party or otherwise bound, or to consummate the transactions contemplated hereby or thereby pursuant to Applicable Law and the terms and conditions of this Agreement. This Agreement has been duly and validly executed and delivered by the Company, and, upon the execution and delivery by it of the other Transaction Documents to which it is or is required to be a party, such other Transaction Documents will be duly and validly executed and delivered by it, and each of this Agreement and such other Transaction Documents, assuming the due authorization, execution and delivery thereof by the other parties hereto and thereto, constitutes, or upon such execution and delivery will constitute, the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5.         No Conflict; Required Filings and Consents. Except as set forth in Schedule 2.5 hereto:

(a)          The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is or is required to be a party or otherwise bound does not, and the performance of this Agreement and such other Transaction Documents by the Company shall not, (i) conflict with or violate the Company’s Charter Documents, (ii) conflict with or violate any Legal Requirements (as defined in Section 10.2(b)), (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any Company Contracts or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contract, including any “change in control” or similar provision of any Company Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

20

(b)          The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is or is required to be a party or otherwise bound does not, and the performance of its obligations under this Agreement and such other Transaction Documents will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including, without limitation, lenders and lessors), except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, (ii) for the filing of any notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if required upon advice of counsel, and the expiration or early termination of the required waiting period thereunder, (iii) the consents, approvals, authorizations and permits described in Schedule 2.5, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or, after the Closing, Surviving Pubco and the Surviving Subsidiaries taken as a whole, or prevent consummation of the Mergers or otherwise prevent the parties hereto from performing their obligations under this Agreement or such other Transaction Documents in any material respect.

2.6.         Compliance. Except as disclosed in Schedule 2.6, the Company and its Subsidiaries have since their inception complied with and are not in violation of any Legal Requirements with respect to the conduct of their business, or the ownership or operation of their business, except for failures to comply or violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. The business and activities of the Company and its Subsidiaries have not been and are not being conducted in violation of any Legal Requirements. Except as set forth in Schedule 2.6, since the inception of the Company and its Subsidiaries, no written notice of non-compliance by the Company or its Subsidiaries with any Legal Requirements has been received by the Company or its Subsidiaries. The Company and its Subsidiaries are not in default or violation of any term, condition or provision of any of their Charter Documents. The Company and its Subsidiaries are not in violation of any term of any Company Contract, except for failures to comply or violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

21

2.7.         Financial Statements.

(a)          The Company has provided to Parent a correct and complete copy of the audited consolidated financial statements (including any related notes thereto) of the Company and its Subsidiaries as of and for the fiscal years ended December 31, 2013 and 2012 (the “Audited Financial Statements”). The Audited Financial Statements have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

(b)          The Company has provided to Parent a correct and complete copy of the unaudited consolidated financial statements of the Company and its Subsidiaries for the nine month period ended September 30, 2014 (including any notes related thereto) (the “Unaudited Financial Statements”). The Unaudited Financial Statements comply as to form in all material respects, and were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved and in a manner consistent with the preparation of the Audited Financial Statements, and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements need not contain notes and are subject to normal audit adjustments that would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

(c)          Except as otherwise noted in the Audited Financial Statements or the Unaudited Financial Statements, the accounts receivable of the Company reflected on the balance sheets included in the Audited Financial Statements and the Unaudited Financial Statements: (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, net of any applicable reserve reflected therein, (ii) to the knowledge of the Company, are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) to the knowledge of the Company, are not subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained therein other than possible back charges, which back charges, to the Company’s knowledge, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect upon the Company and its Subsidiaries taken as a whole, (iv) to the knowledge of the Company, are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in such balance sheet referenced above, and (v) are not the subject of any actions or proceedings brought by or on behalf of the Company.

2.8.          No Undisclosed Liabilities. Except as set forth in Schedule 2.8 hereto, the Company and its Subsidiaries have no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet prepared in accordance with U.S. GAAP or in the related notes to the financial statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiaries, except: (i) liabilities provided for in or otherwise disclosed in the interim balance sheet included in the Unaudited Financial Statements, and (ii) such liabilities arising in the ordinary course of the Company’s business since September 30, 2014, none of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

22

2.9.         Absence of Certain Changes or Events. Except as set forth in Schedule 2.9 hereto, since September 30, 2014 through the date of this Agreement, there has not been: (i) any Material Adverse Effect on the Company and its Subsidiaries taken as a whole, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s equity securities or other ownership interests, or any purchase, redemption or other acquisition by the Company of any of the Company’s membership interests or any other securities of the Company or any options, warrants, calls or rights to acquire any such membership interests or other securities, (iii) any split, combination or reclassification of any of the Company’s membership interests or other ownership interests, (iv) any granting by the Company or its Subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company or any of its Subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company or any of its Subsidiaries of any increase in severance or termination pay or any entry by the Company or any of its Subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (v) any material change by the Company or any of its Subsidiaries in its accounting methods, principles or practices, (vi) any change in the auditors of the Company, (vii) any issuance of membership interests or other ownership interests of the Company, (viii) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business, (ix) any incurrence of Indebtedness by the Company (excluding, for the avoidance of doubt, trade payables incurred in the ordinary course of business that are not past due beyond ordinary grace periods) or (x) any agreement, whether written or oral, to do any of the foregoing.

2.10.       Litigation. Except as disclosed in Schedule 2.10 hereto, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

23

2.11.       Employee Benefit Plans.

(a)          Schedule 2.11(a) lists all employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director, manager or consultant of the Company or any of its Subsidiaries, or any trade or business (whether or not incorporated) which is under common control with the Company or any of its Subsidiaries, with respect to which the Company has liability (individually, a “Plan,” and, collectively, the “Plans”). All Plans have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by any and all Legal Requirements applicable to such Plans, and all liabilities with respect to the Plans have been properly reflected in all material respects in the financial statements and records of the Company or any of its Subsidiaries. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or, to the knowledge of the Company, is threatened, against or with respect to any Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by any Governmental Entity with respect to any Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued in all material respects. Neither the Company nor any of its Subsidiaries have any commitment to establish any new Plan, to materially modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any Legal Requirements, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any new Plan. Except as disclosed in Schedule 2.11(a), each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liability to Parent, Holdco, the Company or any of its Subsidiaries (other than ordinary administration expenses and expenses for benefits accrued but not yet paid).

(b)          Except as disclosed in Schedule 2.11(b) hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due by the Company or its Subsidiaries to any employee, director, manager or consultant of the Company or its Subsidiaries under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(c)          No material liability under Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), has been incurred by the Company or any of its Subsidiaries that has not been satisfied in full and, to the knowledge of the Company and its Subsidiaries, no event has occurred and no condition exists that would reasonably be expected to result in the Company or any of its Subsidiaries incurring a material liability under Title IV of ERISA. No Plan is a defined benefit pension plan or is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. No Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA or a multiple employer welfare arrangement as defined in Section 3(40) or ERISA.

2.12.       Labor Matters.

(a)          Except as set forth on Schedule 2.12, the Company and its Subsidiaries are not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company and its Subsidiaries nor are there (i) to the knowledge of the Company and its Subsidiaries, any pending or threatened activities or proceedings of any labor union to organize any such employees or (ii) any pending or, to the knowledge of the Company and its Subsidiaries, threatened strikes, labor disputes, slowdowns or stoppages or union representation questions. There are no pending grievance or similar proceedings involving the Company and its Subsidiaries and any of its employees subject to a collective bargaining agreement or other labor union contract and there are no continuing obligations of the Company and its Subsidiaries pursuant to the resolution of any such proceeding that is no longer pending.

24

(b)          Except as provided for in the collective bargaining agreements, labor union contracts, employment agreements and consulting agreements set forth on Schedule 2.12, (i) each employee and consultant of the Company and its Subsidiaries is terminable “at will” subject to applicable notice periods as set forth by law or in an employment agreement or consulting agreement, but in any event not more than ninety (90) days, and (ii) there are no agreements or understandings between the Company and its Subsidiaries and any of their employees or consultants that their employment or services will be for any particular period. The Company has no knowledge that any of its officers or key employees intends to terminate his or her employment with the Company or any of its Subsidiaries. The Company and its Subsidiaries are in compliance in all material respects and, to the Company’s knowledge, each of the Company’s and its Subsidiaries’ employees and consultants is in compliance in all material respects, with the terms of the respective employment and consulting agreements between the Company or its Subsidiaries and such individuals. Except as otherwise disclosed in Schedule 2.12, there are not, and there have not been, any oral or informal arrangements, commitments or promises between the Company or its Subsidiaries and any employees or consultants of the Company or its Subsidiaries that have not been documented as part of the formal written agreements between any such individuals and the Company or its Subsidiaries that have been made available to Parent.

(c)          The Company and its Subsidiaries are in compliance in all material respects with all Legal Requirements applicable to its employees, respecting employment, employment practices, terms and conditions of employment and wages and hours and are not liable for any arrears of wages or penalties with respect thereto. The Company’s and its Subsidiaries’ obligations to provide statutory severance pay to their employees are fully funded or accrued on the Unaudited Financial Statements and the Company has no knowledge of any circumstance that would reasonably be expected to give rise to any valid claim by a current or former employee for compensation on termination of employment (beyond the statutory severance pay to which employees are entitled). All amounts that the Company is legally or contractually required either (x) to deduct from its employees’ salaries or to transfer to such employees’ pension or life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from its employees’ salaries and benefits and to pay to any Governmental Entity as required by applicable Legal Requirements have, in each case, been duly deducted, transferred, withheld and paid when required, and the Company and its Subsidiaries do not have any outstanding obligation to make any such deduction, transfer, withholding or payment. There are no pending or, to the Company’s knowledge, threatened claims or actions against the Company or any of its Subsidiaries by any employee in connection with such employee’s employment or termination of employment by the Company or any of its Subsidiaries.

25

(d)          No employee or former employee of the Company or any of its Subsidiaries is owed any wages, benefits or other compensation for past services (other than wages, benefits and compensation accrued in the ordinary course of business during the current pay period and any accrued benefits for services, which by their terms or under applicable law, are payable in the future, such as accrued vacation, recreation leave and severance pay).

2.13.       Restrictions on Business Activities. Except as disclosed in Schedule 2.13 hereto, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its Subsidiaries or their assets or to which the Company or its Subsidiaries is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or its Subsidiaries, any acquisition of property by the Company or its Subsidiaries or the conduct of business by the Company or its Subsidiaries as currently conducted other than such effects, individually or in the aggregate, that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

2.14.       Title to Property.

(a)          All real property owned by the Company and its Subsidiaries (including improvements and fixtures thereon, easements and rights of way) is shown or reflected on the balance sheet of the Company included in the Unaudited Financial Statements and is listed on Schedule 2.14(a) hereto. The Company and its Subsidiaries have good, valid and marketable fee simple title to the real property respectively owned by each such entity, and except as set forth in the Audited Financial Statements or on Schedule 2.14(a) hereto, all of such real property is held free and clear of (i) all leases, licenses and other rights to occupy or use such real property and (ii) all Liens, rights of way, easements, restrictions, exceptions, variances, reservations, covenants or other title defects or limitations of any kind, other than Permitted Liens. Schedule 2.14(a) hereto also contains a list of all options or other contracts under which the Company and its Subsidiaries have a right to acquire or the obligation to sell any interest in real property.

(b)          Except as otherwise disclosed on Schedule 2.14(b), all leases of real property held by the Company and its Subsidiaries, and all personal property and other property and assets of the Company and its Subsidiaries owned, used or held for use in connection with the business of the Company and its Subsidiaries (the “Personal Property”) are shown or reflected on the Audited Financial Statements and Unaudited Financial Statements, to the extent required by U.S. GAAP, as of the dates of such Audited Financial Statements and Unaudited Financial Statements, other than those entered into or acquired on or after the date of the Unaudited Financial Statements in the ordinary course of business. Schedule 2.14(b) hereto contains a list of all leases of real property and Personal Property held by the Company and its Subsidiaries (other than leases of vehicles, office equipment, or operating equipment made in the ordinary course of business). The Company and its Subsidiaries have good and marketable title to the Personal Property owned respectively by each such entity, and all such Personal Property is in each case held free and clear of all Liens, except for Liens disclosed in the Audited Financial Statements, Permitted Liens or Liens disclosed in Schedule 2.14(b) hereto, none of which Liens has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

26

(c)          All leases pursuant to which the Company and/or its Subsidiaries lease from others material real property or Personal Property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of the Company or its Subsidiaries or, to the Company’s knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

(d)          The Company and each of its Subsidiaries is in possession of, or has valid and effective rights to use, all properties, assets and rights (including Intellectual Property) required, in all material respects, for the effective conduct of its business as it is currently operated, in the ordinary course.

2.15.       Taxes.

(a)          Tax Definitions. As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, occupation, ad valorem, transfer, recapture, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together will all interest, penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

(b)          Tax Returns and Audits. Except as set forth in Schedule 2.15 hereto:

(i)          The Company and its Subsidiaries have timely filed all Tax Returns required to be filed by the Company or its Subsidiaries with any Tax authority prior to the date hereof, except for such Tax Returns that are not material to the Company or its Subsidiaries. All such Tax Returns are true, correct and complete in all material respects. The Company and its Subsidiaries have paid all Taxes shown to be due and payable on such Tax Returns.

(ii)         All Taxes that the Company and its Subsidiaries are required by law to withhold or collect have been duly withheld or collected and been timely paid over to the proper Governmental Entities to the extent due and payable.

27

(iii)        The Company and its Subsidiaries have not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company or its Subsidiaries, nor have the Company or its Subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. The Company and its Subsidiaries have complied in all material respects with all Legal Requirements with respect to payments made to third parties and the withholding of any payment of withheld Taxes and has timely withheld from employee wages and other payments and timely paid over in full to the proper taxing authorities all amounts required to be so withheld and paid over for all periods.

(iv)        To the knowledge of the Company, (A) no audit or other examination of any Tax Return of the Company and its Subsidiaries by any Tax authority is presently in progress, nor (B) has the Company or any Subsidiary been notified of any request for such an audit or other examination.

(v)         No adjustment relating to any Tax Returns filed by the Company or any Subsidiary has been proposed in writing, formally or informally, by any Tax authority to the Company or any Subsidiary or any representative thereof.

(vi)        The Company and its Subsidiaries have no liability for any unpaid Taxes which have not been accrued for or reserved on the Company’s Audited Financial Statements or the Unaudited Financial Statements, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company in the ordinary course of business.

(vii)       The Company has not taken any action and does not know of any fact, agreement, plan or other circumstance relating to the Company Merger that is reasonably expected to prevent the Mergers from qualifying, collectively, as a transaction described in Section 351 of the Code.

(viii)      No current Member of the Company is a foreign person subject to withholding under Section 1445 of the Code and the regulations promulgated thereunder or the Company is otherwise subject to another exemption from withholding thereunder.

28

2.16.       Environmental Matters.

(a)          Except as disclosed in Schedule 2.16(a) hereto and except for such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole: (i) the Company and/or its Subsidiaries have complied with all applicable Environmental Laws (as defined below); (ii) the properties currently operated or being constructed by the Company or its Subsidiaries (including soils, groundwater, surface water, air, buildings or other structures), including properties owned or leased by third parties upon which the Company and/or its Subsidiaries have performed or are performing services or other operations, are not contaminated with any Hazardous Substances (as defined below) as a result of the actions or omissions of the Company and its Subsidiaries for which there is liability to the Company and its Subsidiaries under Environmental Laws; (iii) the properties formerly owned, operated or constructed by the Company and/or its Subsidiaries, including properties owned or leased by third parties upon which the Company and/or its Subsidiaries performed services or other operations, were not contaminated with Hazardous Substances by the Company and/or its Subsidiaries during the period of ownership, operation or construction by the Company or its Subsidiaries or, to the Company’s knowledge, during any prior period for which there is liability to the Company or its Subsidiaries under Environmental Laws; (iv) the Company and/or its Subsidiaries are not subject to liability for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on or below ground or in the atmosphere or water); (vi) neither the Company nor its Subsidiaries have received any notice, demand, letter, claim or request for information alleging that the Company and/or its Subsidiaries may be in violation of or liable under any Environmental Law; and (vii) the Company and/or its Subsidiaries are not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b)          As used in this Agreement, the term “Environmental Law” means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or health and safety of persons or property.

(c)          As used in this Agreement, the term “Hazardous Substance” means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; (iii) explosive or (iv) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

(d)          Schedule 2.16(d) sets forth all environmental studies and investigations completed within the last five (5) years or in process with respect to the Company and/or its Subsidiaries or their respective properties or assets, including to the knowledge of the Company all phase reports. All such written reports and material documentation relating to any such study or investigation have been provided by the Company to Parent.

2.17.         Brokers; Third Party Expenses. Except as set forth in Schedule 2.17 hereto, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage fees, investment banking fees, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby. Except as disclosed in Schedule 2.17 hereto (or pursuant to any agreement of Parent or its Representatives), no membership interests, shares of common stock, options, warrants or other securities of the Company, its Subsidiaries, Parent or Holdco are payable to any third party (other than to the Members or to the stockholders of Parent) by the Company as a result of the Mergers.

29

2.18.       Intellectual Property.

(a)          Schedule 2.18 hereto contains a description of all material Intellectual Property owned, leased or otherwise used by the Company and its Subsidiaries. Except as set forth in Schedule 2.18, the Company owns no Registered Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

(i)          “Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet; (vi) industrial designs and any registrations and applications therefor; (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, “Trademarks”); (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated; and (x) any similar or equivalent rights to any of the foregoing (as applicable).

(ii)         “Company Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company or any of its Subsidiaries, including software and software programs developed by or exclusively licensed to the Company or any of its Subsidiaries (specifically excluding any off the shelf or shrink-wrap software).

(iii)        “Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any government or other legal authority.

(iv)        “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its Subsidiaries

(v)         “Company Products” means all current versions of products or service offerings of the Company or any of its Subsidiaries.

30

(b)          To the Company’s knowledge, the Company and its Subsidiaries own or have enforceable rights to use all Intellectual Property required for the conduct of their respective business as presently conducted in all material respects. Except as disclosed in Schedule 2.18 hereto, no Company Intellectual Property or Company Product is subject to any material proceeding or outstanding decree, order, judgment, contract, license, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product, which in any such case would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

(c)          Except as disclosed in Schedule 2.18 hereto, to the Company’s knowledge, the Company and each of its Subsidiaries owns and has good and exclusive title to each material item of Company Intellectual Property owned by it free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business and Permitted Liens); and the Company and its Subsidiaries are the exclusive owner of all material registered Trademarks and Copyrights used in connection with the operation or conduct of the business of the Company and its Subsidiaries as presently conducted, including the sale of any Company Products or the provision of any services by the Company and its Subsidiaries.

(d)          The operation of the business of the Company and its Subsidiaries as such business currently is conducted, including the Company’s and its Subsidiaries’ use of any product, device or process, to the Company’s knowledge, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction and the Company and its Subsidiaries have not received any written claims or, to the knowledge of the Company or its Subsidiaries, threats from third parties alleging any such infringement, misappropriation or unfair competition or trade practices.

2.19.       Agreements, Contracts and Commitments.

(a)          Schedule 2.19 hereto sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined), specifying the parties thereto. For purposes of this Agreement, (i) the term “Company Contracts” shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations (including, without limitation, outstanding offers and proposals) of any kind, whether written or oral, to which the Company or any of its Subsidiaries is a party or by or to which any of the properties or assets of the Company or any of its Subsidiaries is bound or becomes bound, subject or affected (including without limitation notes or other instruments payable to the Company or any of its Subsidiaries) and (ii) the term “Material Company Contracts” shall mean (x) each Company Contract (A) that would be required to be included as an exhibit to a registration statement with the Securities and Exchange Commission (“SEC”) if the Company had a class of equity securities registered under Section 12(b) or 12(g) of the Exchange Act, (B) providing for payments (present or future) to the Company or any of its Subsidiaries in excess of $50,000 in the aggregate or (C) under or in respect of which the Company or any of its Subsidiaries presently have any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $50,000, (y) each Company Contract that otherwise is material to the businesses, operations, assets, or financial condition of the Company or any of its Subsidiaries, and (z) the limitations of subclause (x) and subclause (y) notwithstanding, each of the following Company Contracts:

31

(i)          any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from the Company or any of its Subsidiaries and by or to any officer, director, member or holder of derivative securities of the Company or any of its Subsidiaries (“Insider”);

(ii)         any guaranty, direct or indirect, by the Company, a Subsidiary or any Insider of the Company of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business;

(iii)        any Company Contract of employment or management (other than at-will arrangements);

(iv)        any Company Contract (x) that is material and made other than in the ordinary course of business, (y) providing for the grant of any preferential rights to purchase or lease any material asset of the Company or any of its Subsidiaries or (z) providing for any right (exclusive or non-exclusive) to distribute or resell, or otherwise relating to the distribution or resale of, any Company Product (excluding direct sales to retailers);

(v)         any obligation to register any Company Membership Units or other securities of the Company or any of its Subsidiaries under applicable securities laws;

(vi)        any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(vii)       any collective bargaining agreement with any labor union;

(viii)      any lease or similar arrangement for the use by the Company or any of its Subsidiaries of real property or Personal Property where the annual lease payments are greater than $25,000 (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business);

(ix)         any Company Contract granting or purporting to grant, or otherwise in any way relating to, any mineral rights or any other interest (including, without limitation, a leasehold interest) in real property; and

(x)          any Company Contract to which any Insider of the Company or any of its Subsidiaries, or any entity controlled by an Insider, is a party.

32

(b)          Except as set forth in Schedule 2.19, each Material Company Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and, to the Company’s knowledge, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. To the Company’s knowledge, no other party to a Material Company Contract is the subject of a bankruptcy or insolvency proceeding. True, correct and complete copies of all Material Company Contracts (or written summaries in the case of oral Material Company Contracts) have been made available to Parent or Parent’s counsel.

(c)          Except as set forth in Schedule 2.19, neither the Company nor, to the Company’s knowledge, any other party thereto is in breach of or in default under, and, to the Company’s knowledge, no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Company Contract, and no party to any Material Company Contract has given any written notice to the Company or any of its Subsidiaries of any claim of any such breach, default or event, which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Each Material Company Contract that has not expired by its terms is in full force and effect (except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights generally and by general principles of equity).

2.20.       Insurance. Schedule 2.20 sets forth the Company’s and its Subsidiaries’ insurance policies and fidelity and surety bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”). The insurances provided by such Insurance Policies are adequate in amount and scope to meet any insurance requirements for the Company’s and its Subsidiaries’ business and operations required to be maintained by them under Company Contracts.

2.21.       Governmental Actions/Filings.

(a)          The Company and its Subsidiaries have been granted and hold, and have made, all Governmental Actions/Filings (as defined below) (including, without limitation, Governmental Actions/Filings required for emission or discharge of effluents and pollutants into the air and the water) necessary to the conduct by the Company and its Subsidiaries of their business (as presently conducted) or used or held for use by the Company and its Subsidiaries except for any thereof that if not granted, held or made, would not have, individually or in the aggregate, a Material Adverse Effect upon the Company and its Subsidiaries taken as a whole. Each such Governmental Action/Filing is in full force and effect and should be able to be renewed in the ordinary course of the Company’s business and the Company and its Subsidiaries are in substantial compliance with all of their obligations with respect thereto. To the knowledge of the Company, no event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation by the Company and its Subsidiaries of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect upon the Company and its Subsidiaries taken as a whole. No Governmental Action/Filing is necessary to be obtained, secured or made by any of the Company’s Subsidiaries to enable any of them to continue to conduct its business and operations and use its properties after the Closing in a manner that is consistent with current practice except for any of such that, if not obtained, secured or made, would not, either individually or in the aggregate, have a Material Adverse Effect upon the Company and its Subsidiaries taken as a whole.

33

(b)          Except as set forth in Schedule 2.21(b), no contractors’ licenses are necessary to be obtained, secured or made by any of the Company’s Subsidiaries to enable any of them to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is consistent with current practice. All of the contractors’ licenses listed on Schedule 2.21(b) have been obtained, secured or made and are in full force and effect.

(c)          For purposes of this Agreement, the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any Governmental Entity.

2.22.       Interested Party Transactions. Except as set forth in Schedule 2.22, no employee, officer, manager or equity holder of the Company or any of its Subsidiaries or with respect to such Persons that are individuals, a member of his or her immediate family (any of the foregoing, a “Company Related Person”) is indebted to the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any Company Related Person, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company or any of its Subsidiaries, and (iii) for other employee benefits made generally available to all employees or similarly situated employees or executives or pursuant to Plans otherwise disclosed in Schedule 2.11(a). Except as set forth in Schedule 2.22, to the Company’s knowledge, no Company Related Person has any material direct or indirect ownership interest in any Person with whom the Company or any of its Subsidiaries is affiliated or with whom the Company or any of its Subsidiaries has a contractual relationship, or in any Person that competes with the Company or any of its Subsidiaries, except that each Company Related Person may own less than 5% of the outstanding stock in publicly traded companies that may compete with the Company or any of its Subsidiaries. Except as set forth in Schedule 2.22, to the knowledge of the Company, no Company Related Person is, directly or indirectly, interested in any Material Company Contract (other than such contracts as relate to any such Company Related Person’s ownership interests or other securities of the Company or such Company Related Person’s employment with the Company or any of its Subsidiaries).

2.23.       Board Approval. The board of managers of the Company (including any required committee or subgroup thereof) has, as of the date of this Agreement, duly approved this Agreement and the transactions contemplated hereby.

34

2.24.       Member Approval. The Company Membership Units owned by the Signing Members constitute, in the aggregate, the requisite amount of Company Membership Units necessary for the adoption of this Agreement and the approval of the Mergers by the Members of the Company in accordance with Applicable Law and the Operating Agreement of the Company, and no other vote, consent or approval of the holders of any ownership interests in the Company is required.

2.25.       No Illegal or Improper Transactions. Since January 1, 2007, neither the Company nor any of its Subsidiaries nor any officer, director, manager, member, employee, agent or Affiliate of the Company or its Subsidiaries on its behalf has offered, paid or agreed to pay to any person or entity (including any governmental official) or solicited, received or agreed to receive from any such person or entity, directly or indirectly, any money or anything of value for the purpose or with the intent of (a) obtaining or maintaining business for the Company or any of its Subsidiaries, (b) facilitating the purchase or sale of any Company Product, or (c) avoiding the imposition of any fine or penalty, in each case of clauses (a) through (c), in any manner which is in violation of any Legal Requirement, the effect of which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. To the Company’s knowledge, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Legal Requirement described above. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any officer, employee, contractor, subcontractor or agent of the Company or any of its Subsidiaries has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

2.26.       Company Notes. The promissory notes listed on Schedule 2.26 have been cancelled by the Company solely in exchange for the issuance by the Company of Company Membership Units.

2.27.       No Other Representations or Warranties. The Company acknowledges that, except for the representations and warranties of Parent, Holdco, Parent Merger Sub and Company Merger Sub expressly set forth herein, neither Parent, Holdco, Parent Merger Sub or Company Merger Sub, nor any of their respective Affiliates or Representatives, has made any representation or warranty to the Company or any of its Representatives, either express or implied.

2.28.       Survival of Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall survive the Closing as set forth in Section 7.4(a).

35

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF PARENT, HOLDCO, PARENT MERGER SUB AND COMPANY MERGER SUB

Subject to the exceptions set forth in Schedule 3 attached hereto (the “Parent Schedule” and together with the Company Schedule, the “Disclosure Schedules”), each of Parent, Holdco, Parent Merger Sub and Company Merger Sub represents and warrants to the Company and the Signing Members, as follows:

3.1.         Organization and Qualification.

(a)          Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Parent is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole. Complete and correct copies of the Charter Documents of Parent, as amended and currently in effect, have been heretofore delivered to the Company. Parent is not in violation of any of the provisions of Parent’s Charter Documents.

(b)          Parent is not required to be qualified or licensed to do business as a foreign corporation and in good standing any jurisdiction except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole.

3.2.         Subsidiaries and Other Interests.

(a)          Except for Holdco, Parent Merger Sub and Company Merger Sub and as set forth on Schedule 3.2, Parent does not presently own an interest in any other corporation, association or other business entity and is not a party to any joint venture, partnership or similar arrangement.

(b)          Each of Holdco and Parent Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Holdco and Parent Merger Sub is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole. Complete and correct copies of the Charter Documents of Holdco and Parent Merger Sub, as currently in effect, have been heretofore delivered to the Company or its counsel. Neither Holdco nor Parent Merger Sub is in violation of any of the provisions of its Charter Documents.

36

(c)          Company Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York and has the requisite limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Company Merger Sub is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole. Complete and correct copies of the Charter Documents of Company Merger Sub, as currently in effect, have been heretofore delivered to the Company or its counsel. Company Merger Sub is not in violation of any of the provisions of its Charter Documents.

(d)          Each of Holdco, Parent Merger Sub and Company Merger Sub is duly qualified or licensed to do business as a foreign corporation or foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole.

(e)          Neither Holdco, Parent Merger Sub nor Company Merger Sub has any assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever, except for such obligations as are imposed under this Agreement.

3.3.         Capitalization.

(a)          As of the date of this Agreement, the authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”, collectively with the Parent Common Stock, the “Parent Capital Stock”), of which 22,780,714 shares of Parent Common Stock and no shares of Parent Preferred Stock are issued and outstanding. Except as set forth in Schedule 3.3(a), all of such securities are validly issued, fully paid and nonassessable and free of preemptive rights or rights of first refusal created by statute, the Charter Documents of Parent or any agreement to which Parent is a party or by which it is bound, and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof or under applicable federal or state securities or “blue sky” laws. Except as set forth in Schedule 3.3(a), Parent has no outstanding bonds, debentures, notes or other obligations the holders of which have or upon the happening of certain events would have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders of Parent on any matter.

37

(b)          Except as set forth in Schedule 3.3(b) and other than as set forth in this Agreement, there are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements, stock appreciation rights or similar derivative securities or instruments or commitments which obligate Parent to issue, transfer or sell any Parent Capital Stock or make any payments in lieu thereof. Other than as set forth in Schedule 3.3(b), there are no agreements or understandings to which Parent is a party with respect to the voting of any Parent Capital Stock or which restrict the transfer of any such shares, nor does Parent have knowledge of any such agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares. Other than as set forth in Schedule 3.3(b), there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Capital Stock or any other securities of Parent. No shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding options to purchase Parent Common Stock or Parent Preferred Stock granted to employees of Parent or other parties (“Parent Stock Options”) and there are no outstanding Parent Stock Options. Other than as set forth in Schedule 3.3(b), no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Parent Common Stock or Parent Preferred Stock (“Parent Warrants”). Other than as set forth in Schedule 3.3(b), no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the conversion of the Parent Preferred Stock or any outstanding convertible notes, debentures or securities of Parent, Holdco, Parent Merger Sub or Company Merger Sub (“Parent Convertible Securities”). All shares of Parent Common Stock and Parent Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Parent Common Stock and all outstanding Parent Warrants have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Parent Contracts (as defined in Section 3.19). Parent has heretofore delivered to the Company true, complete and accurate copies of the Parent Warrants, including any and all documents and agreements relating thereto.

(c)          The shares of Holdco Common Stock to be issued by Holdco in connection with the Mergers, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such shares of Holdco Common Stock will be fully paid and nonassessable free and clear of all Liens.

(d)          Except for the Registration Rights Agreement and as set forth in Schedule 3.3(d), there are no registrations rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreements or understandings to which Parent, Holdco, Parent Merger Sub or Company Merger Sub is a party or by which Parent, Holdco, Parent Merger Sub or Company Merger Sub is bound with respect to any security of any class of Parent, Holdco, Parent Merger Sub or Company Merger Sub.

(e)          Except as provided for in this Agreement or as set forth in Schedule 3.3(e), as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, membership interests, warrants, options or other securities of Parent, Holdco, Parent Merger Sub or Company Merger Sub are issuable and no rights in connection with any shares, warrants, options or other securities of Parent, Holdco, Parent Merger Sub or Company Merger Sub accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

38

(f)          The authorized ownership interests of Company Merger Sub consist of 100 membership units. The authorized shares of capital stock of Parent Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share. The authorized shares of capital stock of Holdco consists of 100,000,000 shares of Holdco Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share, none of which preferred stock is issued or outstanding. Holdco owns all of the outstanding ownership interests of Parent Merger Sub and Company Merger Sub and Parent owns all of the outstanding shares of Holdco Common Stock, in each case free and clear of all Liens.

3.4.         Authority Relative to this Agreement. Each of Parent, Holdco, Parent Merger Sub and Company Merger Sub has full corporate or limited liability company power and authority to: (i) execute, deliver and perform this Agreement, and each Transaction Document that Parent, Holdco, Parent Merger Sub or Company Merger Sub has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out Parent’s, Holdco’s, Parent Merger Sub’s and Company Merger Sub’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby and thereby (including the Mergers). The execution and delivery of this Agreement by Parent, Holdco, Parent Merger Sub and Company Merger Sub, and the execution and delivery by them of the other Transaction Documents to which any of them is or is required to be a party, and the consummation by them of the transactions contemplated hereby and thereby (including the Mergers), have been duly and validly authorized by all necessary corporate action on the part of Parent, Holdco, Parent Merger Sub and Company Merger Sub (including the approval by their respective boards of directors or managers and stockholders or members to the extent required), and no other corporate or limited liability company proceedings on the part of Parent, Holdco, Parent Merger Sub or Company Merger Sub are necessary to authorize this Agreement, or the other Transaction Documents to which any of them are or are required to be a party or otherwise bound, or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Parent, Holdco, Parent Merger Sub and Company Merger Sub and, upon the execution and delivery by them of the other Transaction Documents to which they are or are required to be a party, such other Transaction Documents will be duly and validly executed and delivered by them, and each of this Agreement and such other Transaction Documents, assuming the due authorization, execution and delivery thereof by the other parties hereto and thereto, constitutes, or upon such execution and delivery will constitute, the legal and binding obligation of Parent, Holdco, Parent Merger Sub and Company Merger Sub, enforceable against Parent, Holdco, Parent Merger Sub and Company Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

39

3.5.         No Conflict; Required Filings and Consents.

(a)          The execution and delivery by Parent, Holdco, Parent Merger Sub and Company Merger Sub of this Agreement and the other Transaction Documents to which they are or are required to be a party or otherwise bound does not, and the performance of this Agreement and such other Transaction Documents by Parent, Holdco, Parent Merger Sub and Company Merger Sub shall not: (i) conflict with or violate Parent’s, Holdco’s, Parent Merger Sub’s or Company Merger Sub’s Charter Documents, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s, Holdco’s, Parent Merger Sub’s or Company Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent pursuant to, any Parent Contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole.

(b)          The execution and delivery by Parent, Holdco, Parent Merger Sub and Company Merger Sub of this Agreement and the other Transaction Documents to which they are or are required to be a party or otherwise bound does not, and the performance of their obligations under this Agreement and such other Transaction Documents will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Parent, Holdco, Parent Merger Sub or Company Merger Sub is qualified to do business, (ii) for the filing of any notifications required under the HSR Act, if required upon advice of counsel, and the expiration or early termination of the required waiting period thereunder, (iii) the qualification of Parent, Holdco, Parent Merger Sub or Company Merger Sub as a foreign corporation in those jurisdictions in which the business of the Company makes such qualification necessary, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole, or prevent consummation of the Mergers or otherwise prevent the parties hereto from performing their obligations under this Agreement or such other Transaction Documents in any material respect.

3.6.          Compliance. Each of Parent, Holdco, Parent Merger Sub and Company Merger Sub has complied with, and is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole. The business and activities of Parent, Holdco, Parent Merger Sub and Company Merger Sub have not been and are not being conducted in violation of any Legal Requirements. No written notice of non-compliance with any Legal Requirements has been received by Parent, Holdco, Parent Merger Sub or Company Merger Sub. Neither Parent, Holdco, Parent Merger Sub nor Company Merger Sub is in default or violation of any term, condition or provision of any applicable Charter Documents.

40

3.7.         SEC Filings; Financial Statements.

(a)          Parent has made available to the Company a correct and complete copy of each report, registration statement and definitive proxy statement filed by Parent with the SEC (the “Parent SEC Reports”), which are all the forms, reports and documents required to be filed by Parent with the SEC prior to the date of this Agreement. All Parent SEC Reports required to be filed by Parent in the twelve (12) month period prior to the date of this Agreement were filed in a timely manner. As of their respective dates the Parent SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, Parent makes no representation or warranty whatsoever concerning any Parent SEC Report as of any time other than the date or period with respect to which it was filed. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Documents are accurate and complete and comply as to form and content with all applicable laws or rules of applicable governmental and regulatory authorities in all material respects.

(b)          Except as set forth in Schedule 3.7(b), each set of financial statements (including, in each case, any related notes thereto) contained in Parent SEC Reports, including each Parent SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of Parent at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole.

(c)          Parent maintains disclosure controls and procedures that satisfy the requirements of Rule 13a-15 under the Exchange Act, and such disclosure controls and procedures are designed to ensure that all material information concerning Parent is made known on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents.

(d)          To the knowledge of Parent, Parent’s auditor has at all required times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

41

(e)          Neither Parent nor, to Parent’s knowledge, any of its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or its internal accounting controls, including any complaint, allegation, assertion or claim that Parent has engaged in questionable accounting or auditing practices.

3.8.         No Undisclosed Liabilities. Neither Parent, Holdco, Parent Merger Sub nor Company Merger Sub has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet prepared in accordance with U.S. GAAP or in the related notes to the financial statements included in Parent SEC Reports that are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent, except (i) liabilities provided for in or otherwise disclosed in Parent SEC Reports filed prior to the date hereof, and (ii) liabilities incurred since September 30, 2014 in the ordinary course of business, none of which would have or reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole. Neither Parent, Holdco, Parent Merger Sub nor Company Merger Sub is or has been a party to any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(a)(iv) of Regulation S-K under the Exchange Act).

3.9.         Absence of Certain Changes or Events. Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since September 30, 2014 through the date of this Agreement, there has not been: (i) any Material Adverse Effect on Parent and its Subsidiaries taken as a whole, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of Parent’s capital stock, (iv) any granting by Parent of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Parent of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Parent of any increase in severance or termination pay or any entry by Parent into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent of the nature contemplated hereby, (v) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vi) any change in the auditors of Parent, (vi) any issuance of capital stock of Parent, (vii) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Parent other than in the ordinary course of business, (viii) any incurrence by Parent of Indebtedness or (ix) any agreement, whether written or oral, to do any of the foregoing.

42

3.10.        Litigation. There are no claims, suits, actions or proceedings pending or, to Parent’s knowledge, threatened against Parent, Holdco, Parent Merger Sub or Company Merger Sub, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

3.11.        Employee Benefit Plans. Except as set forth on Schedule 3.11, Parent and its Subsidiaries do not maintain, and have no liability under, any employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of Parent or its Subsidiaries, or any trade or business (whether or not incorporated) which is under common control with the Parent or its Subsidiaries, with respect to which Parent or its Subsidiaries have liability (any of the foregoing, a "Parent Employee Plan"). Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due by Parent or its Subsidiaries to any employee, director or consultant of Parent or its Subsidiaries under any Parent Employee Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Parent Employee Plan or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

3.12.        Labor Matters. Neither Parent, Holdco, Parent Merger Sub nor Company Merger Sub is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent, Holdco, Parent Merger Sub or Company Merger Sub and Parent, Holdco, Parent Merger Sub and Company Merger Sub do not know of (i) any activities or proceedings of any labor union to organize any such employees or (ii) strikes, labor disputes, slowdowns or stoppages or union representation questions. Except as set forth in Schedule 3.12, (i) each employee and consultant of Parent and its Subsidiaries is terminable “at will” subject to applicable notice periods as set forth by law or in an employment agreement or consulting agreement, but in any event not more than ninety (90) days, and (ii) there are no agreements or understandings between Parent or its Subsidiaries and any of their respective employees or consultants that their employment or services will be for any particular period.

3.13.        Business Activities. Since its organization, neither Holdco, Parent Merger Sub nor Company Merger Sub has conducted any business activities other than activities directed toward the accomplishment of a business combination. There is no agreement, commitment, judgment, injunction, order or decree binding upon Parent or to which Parent is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent, any acquisition of property by Parent or the conduct of business by Parent as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have, a Material Adverse Effect on Parent and its Subsidiaries taken as a whole.

3.14.        Title to Property. Except as set forth in Schedule 3.14, Parent and its Subsidiaries do not own or lease any real property. There are no options or other contracts under which Parent or any of its Subsidiaries has a right or obligation to acquire or lease any interest in real property. Parent has good and marketable title in fee simple to all personal property owned by it, in each case free and clear of all Liens, except for Permitted Liens, except such as are described in Schedule 3.14 or in the SEC Reports and except where the failure to do so has not had and would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole.

43

3.15.       Taxes. Except as set forth in Schedule 3.15 hereto:

(a)          Parent, Holdco, Parent Merger Sub and Company Merger Sub have timely filed all Tax Returns required to be filed by them with any Tax authority prior to the date hereof, except such Tax Returns which are immaterial. All such Tax Returns are true, correct and complete in all material respects. Parent has paid or accrued for in Parent’s books and records of account all Taxes shown to be due on such Tax Returns.

(b)          All Taxes that Parent, Holdco, Parent Merger Sub and Company Merger Sub are required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper Governmental Entities to the extent due and payable.

(c)          Neither Parent, Holdco, Parent Merger Sub nor Company Merger Sub has been delinquent in the payment of any material Tax that has not been accrued for in Parent’s, Holdco’s, Parent Merger Sub’s or Company Merger Sub’s books and records of account for the period for which such Tax relates nor is there any material Tax deficiency outstanding, proposed or assessed against Parent, Holdco, Parent Merger Sub or Company Merger Sub, nor has Parent, Holdco, Parent Merger Sub or Company Merger Sub executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d)          No audit or other examination of any Tax Return of Parent, Holdco, Parent Merger Sub or Company Merger Sub by any Tax authority is presently in progress, nor has Parent, Holdco, Parent Merger Sub or Company Merger Sub been notified of any request for such an audit or other examination.

(e)          No adjustment relating to any Tax Returns filed by Parent, Holdco, Parent Merger Sub or Company Merger Sub has been proposed in writing, formally or informally, by any Tax authority to Parent, Holdco, Parent Merger Sub or Company Merger Sub or any representative thereof.

(f)          Neither Parent, Holdco, Parent Merger Sub nor Company Merger Sub has any liability for any material unpaid Taxes which have not been accrued for or reserved on Parent’s, Holdco’s, Parent Merger Sub’s or Company Merger Sub’s balance sheets included in the audited financial statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Parent in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole.

(g)          Neither Parent, Holdco, Parent Merger Sub nor Company Merger Sub has taken any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Mergers from qualifying, collectively, as a transaction described in Section 351 of the Code.

44

3.16.       Environmental Matters. Except for such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole: (i) Parent, Holdco, Parent Merger Sub and Company Merger Sub have complied with all applicable Environmental Laws; (ii) neither Parent, Holdco, Parent Merger Sub nor Company Merger Sub is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iii) neither Parent, Holdco, Parent Merger Sub nor Company Merger Sub has been associated with any release or threat of release of any Hazardous Substance; (iv) neither Parent, Holdco, Parent Merger Sub nor Company Merger Sub has received any notice, demand, letter, claim or request for information alleging that Parent, Holdco, Parent Merger Sub or Company Merger Sub may be in violation of or liable under any Environmental Law; and (v) neither Parent, Holdco, Parent Merger Sub nor Company Merger Sub is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

3.17.       Brokers. Except as set forth in Schedule 3.17, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.18.       Intellectual Property. Except as set forth in Schedule 3.18, neither Parent, Holdco, Parent Merger Sub nor Company Merger Sub owns, licenses or otherwise has any right, title or interest in any material Intellectual Property or Registered Intellectual Property. The operation of the business of Parent and its Subsidiaries as currently conducted, to Parent’s knowledge, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction, and neither Parent nor its Subsidiaries has received any written claims or, to Parent’s knowledge, threats from third parties alleging any such infringement, misappropriation or unfair competition or trade practices.

3.19.       Agreements, Contracts and Commitments.

(a)          Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, confidentiality or non-disclosure agreements or as set forth in Schedule 3.19, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Parent, Holdco, Parent Merger Sub or Company Merger Sub is a party or by or to which any of the properties or assets of Parent, Holdco, Parent Merger Sub or Company Merger Sub is bound or becomes bound, subject or affected, which either (a) are required to be included as exhibits to a registration statement with the SEC, (b) create or impose a liability greater than $50,000, (c) provide for payments (present or future) to Parent or its Subsidiaries in excess of $50,000 in the aggregate or (d) may not be cancelled by Parent, Holdco, Parent Merger Sub or Company Merger Sub on less than 30 days’ or less prior notice without material penalties or fees (collectively, “Parent Contracts”). All Parent Contracts are listed in Schedule 3.19 other than those that are exhibits to the Parent SEC Reports.

45

(b)          Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, each Parent Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all Parent Contracts (or written summaries in the case of oral Parent Contracts) have been made available to Company or Company’s counsel.

(c)          Neither Parent, Holdco, Parent Merger Sub nor Company Merger Sub nor, to the knowledge of Parent, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Parent Contract, and no party to any Parent Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, has had or are reasonably likely to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole. Each agreement, contract or commitment to which Parent, Holdco, Parent Merger Sub or Company Merger Sub is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect has not had and is not reasonably likely to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole.

3.20.       Insurance. Except as set forth on Schedule 3.20, neither Parent, Holdco, Parent Merger Sub nor Company Merger Sub maintains any Insurance Policies.

3.21.       Interested Party Transactions. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement: (a) no employee, officer, director or stockholder of Parent, Holdco, Parent Merger Sub or Company Merger Sub or with respect to such Persons that are individuals, a member of his or her immediate family (any of the foregoing, a “Parent Related Person”) is indebted to Parent nor is Parent indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Parent; (b) to Parent’s knowledge, no Parent Related Person has any direct or indirect ownership interest in any Person with whom Parent is affiliated or with whom Parent has a material contractual relationship, or any Person that competes with Parent, except that each Parent Related Person may own less than 5% of the outstanding stock in publicly traded companies that may compete with Parent; and (c) to Parent’s knowledge, no Parent Related Person is, directly or indirectly, interested in any material contract with Parent (other than such contracts as relate to any such Parent Related Person’s ownership of capital stock or other securities of Parent).

3.22.       Indebtedness. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, neither Parent, Holdco, Parent Merger Sub nor Company Merger Sub has any Indebtedness.

3.23.       Quotation of Securities. Parent Common Stock is quoted on the Over-the-Counter Bulletin Board (“OTCBB”). There is no action or proceeding pending or, to Parent's knowledge, threatened against Parent by the Financial Industry Regulatory Authority (“FINRA”) with respect to any intention by FINRA to prohibit or terminate the quotation of Parent Common Stock on the OTCBB.

46

3.24.         Board Approval. The board of directors of Parent (including any required committee or subgroup of the board of directors of Parent) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Mergers and approved this Agreement and the transactions contemplated hereby, and (ii) determined that the Mergers are in the best interests of the stockholders of Parent.

3.25.         Governmental Filings. Except as set forth in Schedule 3.25, each of Parent, Holdco, Parent Merger Sub and Company Merger Sub has been granted and holds, and has made, all Governmental Actions/Filings necessary to the conduct by Parent, Holdco, Parent Merger Sub and Company Merger Sub of their respective businesses (as presently conducted) or used or held for use by Parent, Holdco, Parent Merger Sub and Company Merger Sub, and true, complete and correct copies of which have heretofore been delivered to the Company. Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Schedule 3.25, will not expire prior to December 31, 2014, and each of Parent, Holdco, Parent Merger Sub and Company Merger Sub is in compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole.

3.26.         No Illegal or Improper Transactions. Since January 1, 2007, neither Parent nor any of its Subsidiaries or any officer, director, manager, member, employee, agent or Affiliate of Parent or its Subsidiaries on its behalf has offered, paid or agreed to pay to any person or entity (including any governmental official) or solicited, received or agreed to receive from any such person or entity, directly or indirectly, any money or anything of value for the purpose or with the intent of (a) obtaining or maintaining business for Parent or any of its Subsidiaries, (b) facilitating the purchase or sale of any product or services, or (c) avoiding the imposition of any fine or penalty, in each case of clauses (a) through (c), in any manner which is in violation of any Legal Requirement, the effect of which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole. To Parent’s knowledge, no employee of Parent or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Legal Requirement described above. Neither Parent nor any of its Subsidiaries nor, to Parent’s knowledge, any officer, employee, contractor, subcontractor or agent of Parent or any of its Subsidiaries has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Parent or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

3.27.         Investment Company Act. Parent is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

47

3.28.       No Other Representations or Warranties. Each of Parent, Holdco, Parent Merger Sub and Company Merger Sub acknowledges that, except for the representations and warranties of the Company and the Signing Members expressly set forth herein, (a) neither the Company nor any of its Affiliates or Representatives has made any representation or warranty to Parent, Holdco, Parent Merger Sub or Company Merger Sub or any of their respective Representatives, either express or implied, and (b) the Company expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Parent, Holdco, Parent Merger Sub or Company Merger Sub or their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided by any Representative of the Company).

3.29.       Survival of Representations and Warranties. The representations and warranties of Parent, Holdco, Parent Merger Sub and Company Merger Sub set forth in this Agreement shall survive the Closing as set forth in Section 7.4(a).

ARTICLE IV.
CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1.         Conduct of Business by the Company and Parent. Except as set forth in Schedule 4.1 hereto or as expressly required by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing (the “Interim Period”), each of the Company and its Subsidiaries, on the one hand, and Parent, Holdco, Parent Merger Sub and Company Merger Sub and their respective Subsidiaries, on the other hand, shall, except to the extent that the other set of parties shall otherwise consent in writing, in all material respects carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable best efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except as required or permitted by the terms of this Agreement or set forth in Schedule 4.1 hereto, without the prior written consent of the other set of parties, during the Interim Period, each of the Company and its Subsidiaries, on the one hand, and Parent, Holdco, Parent Merger Sub and Company Merger Sub and their respective Subsidiaries, on the other hand, shall not do any of the following:

(a)          Waive any stock or membership interest repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock or membership interests, or reprice options granted under any employee, consultant, director or other stock or membership interest plans or authorize cash payments in exchange for any options granted under any of such plans;

(b)          Grant any severance or termination pay to any officer or employee outside the ordinary course of business except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

48

(c)          Transfer or license to any Person or otherwise extend, amend or modify any material rights to any Intellectual Property of such party or its Subsidiaries, or enter into grants to transfer or license to any Person any material future patent rights, other than in the ordinary course of business consistent with past practices, provided that in no event shall such party or its Subsidiaries license out on an exclusive basis or sell any of its or its Subsidiaries’ material Intellectual Property;

(d)          Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or membership interests or split, combine or reclassify any capital stock or membership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or membership interests;

(e)          Purchase, redeem or otherwise acquire, directly or indirectly, any capital stock or membership interests of such party or its Subsidiaries;

(f)          Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or membership interests or any securities convertible into or exchangeable for shares of capital stock or membership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or membership interests or any securities convertible into or exchangeable for shares of capital stock or membership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares or membership interests or convertible or exchangeable securities;

(g)          Amend its Charter Documents;

(h)          Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of such party and its Subsidiaries taken as a whole, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict the ability of such party or its Subsidiaries to compete or to offer or sell any products or services. For purposes of this paragraph, “material” includes the requirement that, as a result of such transaction, financial statements of the acquired, merged or consolidated entity be included in the Proxy Statement/Prospectus (as defined in Section 5.1);

(i)          Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of inventory and property, plant and equipment in the ordinary course of business consistent with past practice, and (B) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party and its Subsidiaries taken as a whole;

49

(j)          Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of such party or any of its Subsidiaries, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k)          Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;

(l)          Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction of claims, obligations or litigations in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the Unaudited Financial Statements or in the most recent financial statements included in the Parent SEC Reports filed prior to the date of this Agreement, as applicable, or incurred since the date of such financial statements;

(m)          Waive the benefits of, agree to modify in any manner, terminate, release any Person from or knowingly fail to enforce any confidentiality or similar agreement to which such party or any of its Subsidiaries is a party or of which such party or any of its Subsidiaries is a beneficiary;

(n)          Except in the ordinary course of business consistent with past practices, modify, amend or terminate any Material Company Contract or Parent Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(o)          Except as required by U.S. GAAP or as set forth in Schedule 4.1(o), revalue any of its assets or make any change in accounting methods, principles or practices;

(p)          Except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment (i) requiring such party to pay in excess of $200,000 in any 12 month period or (ii) with a customer for services in excess of $200,000 in any 12 month period;

50

(q)          Settle any litigation where the consideration given is other than monetary or to which an Insider is a party;

(r)          Make or rescind any Tax elections that, individually or in the aggregate, would reasonably be expected to adversely affect in any material respect the Tax liability or Tax attributes of such party or its Subsidiaries, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Tax Return in a manner inconsistent with past practice;

(s)          Form, establish or acquire any Subsidiary;

(t)          Permit any Person to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

(u)          Make capital expenditures in excess of $50,000 in the aggregate;

(v)         Knowingly make or omit to take any action which would reasonably be expected to have a Material Adverse Effect on such party and its Subsidiaries taken as a whole;

(w)          Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, members, managers, stockholders or other Affiliates other than the payment of salary and benefits in the ordinary course of business consistent with prior practice; or

(x)          Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1(a) through (w) above.

ARTICLE V.
ADDITIONAL AGREEMENTS

5.1.         Prospectus/Proxy Statement.

(a)          As soon as is reasonably practicable after receipt by Parent from the Company of all financial and other information relating to the Company as Parent may reasonably request for its preparation, Parent shall cause Holdco to prepare and file with the SEC under the Securities Act, and with all other applicable regulatory bodies, a registration statement on Form S-4 with respect to the shares of Holdco Common Stock into which Parent’s outstanding common stock will be converted in connection with the Parent Merger (the “Registration Statement”), which shall include proxy materials for the purpose of soliciting proxies from holders of Parent Common Stock to vote, at a meeting of the holders of Parent Common Stock to be called for such purpose (the “Special Meeting”), in favor of (i) the adoption of this Agreement and the approval of the Parent Merger (“Parent Stockholder Approval”) and (ii) the approval of the Holdco Plan. Such proxy materials shall be in the form of a proxy statement/prospectus to be used for the purpose of soliciting proxies from holders of Parent Common Stock for the matters to be acted upon at the Special Meeting and also for the purpose of issuing Holdco Common Stock as contemplated hereby and permitted by Legal Requirement (the “Proxy Statement/Prospectus”), which Parent shall file with the SEC under the Exchange Act as a proxy statement on Schedule 14A. The Company shall furnish to Parent all information concerning the Company (and its Subsidiaries and the Members) as Parent may reasonably request in connection with the preparation of the Registration Statement. The Company and its counsel shall be given an opportunity to review and comment on the Registration Statement prior to its filing with the SEC, and Parent shall accept reasonable comments provided by the Company and its counsel. Parent, with the assistance of the Company and its counsel, shall, and shall cause Holdco to, promptly respond to any SEC comments on the Registration Statement and shall otherwise use commercially reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable. Parent shall, and shall cause Holdco to, also take any and all actions required to satisfy the requirements of the Securities Act and the Exchange Act.

51

(b)          As soon as practicable following the declaration of effectiveness of the Registration Statement by the SEC, Parent shall distribute the Proxy Statement/Prospectus to the holders of Parent Common Stock in accordance with Legal Requirements and, pursuant thereto, shall call the Special Meeting in accordance with the DGCL and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Parent Merger and the other matters presented to the stockholders of Parent for approval or adoption at the Special Meeting, including, without limitation, the matters described in Section 5.1(a).

(c)          Parent shall, and shall cause Holdco to, comply with all applicable provisions of and rules under the Securities Act, the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Registration Statement and the Proxy Statement/Prospectus, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, Parent shall ensure that the Proxy Statement/Prospectus does not, as of the date on which the Registration Statement is declared effective, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Proxy Statement/Prospectus). Each of the Company and the Signing Members represent and warrant that the information relating to the Company and the Signing Members supplied by the Company or the Signing Members for inclusion in the Proxy Statement/Prospectus will not as of the date on which the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first distributed to stockholders of Parent or at the time of the Special Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

52

(d)          Parent, acting through its board of directors, shall include in the Proxy Statement/Prospectus the recommendation of its board of directors that the holders of Parent Common Stock vote in favor of the adoption of this Agreement and the approval of the Parent Merger and shall otherwise use commercially reasonable best efforts to obtain the Parent Stockholder Approval.

5.2.          Directors and Officers of Surviving Pubco After the Mergers. The parties shall take all necessary action so that the persons listed in Schedule 5.2 are elected to the positions of officers and directors of Holdco, as set forth therein, to serve in such positions effective immediately after the Closing and for a period of three (3) years thereafter, such persons not to be removed other than for cause (as determined by Holdco’s board of directors, excluding such person, if applicable) or by the party (or parties, as applicable) that designated such person (as noted on Schedule 5.2). If any Person listed in Schedule 5.2 is unable to serve or is otherwise removed, the party (or parties, as applicable) designating such Person (as noted on Schedule 5.2) shall designate a successor; provided that, if such removal or designation is to be made after the Closing, any removal of or successor to a Person designated by Parent shall be made by the Committee and any removal of or successor to a Person designated by the Company shall be made by the LIBB Representative.

5.3.         HSR Act. If required pursuant to the HSR Act, as promptly as practicable after the date of this Agreement, Parent and the Company shall each prepare and file the notification required of it thereunder in connection with the transactions contemplated by this Agreement and shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities. Parent and the Company shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the transactions contemplated by this Agreement, (b) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Entity with respect to such transactions and (c) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation. Filing fees with respect to the notifications required under the HSR Act shall be paid by the Company.

5.4.         Other Actions.

(a)          As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 8-K”), which Signing Form 8-K shall be subject to review, comment and approval (which approval shall not be unreasonably withheld, conditioned or delayed) by the Company. Promptly after the execution of this Agreement, Parent and the Company shall also issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”).

53

(b)          At least five (5) days prior to Closing, Parent shall prepare together with Company a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Mergers in any report or form to be filed with the SEC (“Closing Form 8-K”). Prior to Closing, Parent and the Company shall prepare a mutually agreeable press release announcing the consummation of the Mergers hereunder (“Closing Press Release”). Concurrently with the Closing, Surviving Pubco shall distribute the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, Surviving Pubco shall file the Closing Form 8-K with the SEC.

5.5.         Required Information.

(a)          In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Closing Form 8-K, the Closing Press Release, the Registration Statement and the Proxy Statement/Prospectus, or any other statement, filing, notice, release or application made by or on behalf of Parent, Holdco and/or the Company or their respective Subsidiaries to any Governmental Entity or other third party in connection with the Mergers and the other transactions contemplated hereby (each, a “Reviewable Document”), and for such other reasonable purposes, the Company and Parent and Holdco each shall, upon request by the other, promptly furnish the other with all information concerning themselves, their respective directors, managers, officers, equity holders and Affiliates (including the directors of Holdco to be elected effective as of the Closing pursuant to Section 5.2 hereof) and such other matters as may be reasonably necessary or advisable in connection with the Mergers and the preparation of such document. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects as of the date of filing, issuance or other submission or public disclosure of such document, as of the date of the Special Meeting and as of the Closing Date and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading (provided that each party shall not be responsible for the accuracy or completeness of any information relating to the other party or any other information furnished by the other party for inclusion in any such document).

(b)          At a reasonable time prior to the filing, issuance or other submission or public disclosure of a Reviewable Document by either of Parent and Holdco, on the one hand, or the Company, on the other hand, the other party shall be given an opportunity to review and comment upon such Reviewable Document and give its consent to the form thereof, such consent not to be unreasonably withheld, delayed or conditioned, provided that a party may file, issue or otherwise submit a Reviewable Document without the consent of the other party if it is advised in writing by outside counsel that such Reviewable Document must be filed, issued or submitted in the form objected to by the other party so that the filing, issuing or submitting party is in compliance with Legal Requirements.

54

(c)          Any language included in a Reviewable Document that reflects the comments of the reviewing party, as well as any text as to which the reviewing party has not commented upon after being given a reasonable opportunity to comment, shall be deemed to have been approved by the reviewing party and may henceforth be used by the other party in other Reviewable Documents and in other documents distributed by the other party in connection with the transactions contemplated by this Agreement without further review or consent of the reviewing party.

(d)          The Company, on the one hand, and Parent and Holdco, on the other hand, shall notify each other as promptly as reasonably practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, a Reviewable Document that has been filed with the SEC.

5.6.         Confidentiality; Access to Information.

(a)          Confidentiality. Any confidentiality agreement previously executed by the parties or their Affiliates shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence, and to cause its Representatives to maintain in confidence, any non-public information received from the other parties, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the receiving party or its Representatives prior to receipt from the disclosing party or its Representatives; (ii) information which is or becomes generally known to the public through no fault of such party or its Representative; (iii) information acquired by the receiving party or its Representatives from a third party who was not bound to an obligation of confidentiality; (iv) disclosure required by applicable law, regulation or stock exchange rule; or (v) disclosure consented to in advance by the disclosing party. In the event that any receiving party or its Representatives becomes legally compelled to disclose any non-public information of the disclosing party, such compelled receiving party shall provide the disclosing party with prompt written notice of such requirement so that such disclosing party may seek a protective order or other remedy or waive compliance with this Section 5.5(a), and if such protective order or other remedy is not obtained, or the disclosing party waives compliance with this Section 5.5(a), the compelled receiving party (or its Representative) shall furnish only that portion of such non-public information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable best efforts to obtain assurances that confidential treatment will be accorded such non-public information. In the event this Agreement is terminated as provided in Article VIII hereof, each party will destroy or return or cause to be destroyed or returned to the other all documents and other material obtained from the other in connection with the transactions contemplated hereby.

55

(b)          Access to Information.

(i)          The Company will afford Parent and Holdco and their financial advisors, accountants, counsel and other Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company, as Parent and Holdco may reasonably request; provided, that Parent, Holdco and their respective Representatives shall not unreasonably disrupt the business of the Company and its Subsidiaries.

(ii)         Parent and Holdco will afford the Company and its financial advisors, underwriters, accountants, counsel and other Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent and Holdco during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of Parent and Holdco, as the Company may reasonably request; provided, that the Company and its Representatives shall not unreasonably disrupt the respective business of Parent, Holdco and their respective Subsidiaries.

5.7.         Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other transactions contemplated by this Agreement, including using commercially reasonable best efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including the consents referred to in Schedule 2.5 of the Company Schedule, (iv) providing suitably knowledgeable directors, officers, employees and other Persons to attend and, if requested by Parent, to participate in “road shows” that are to be presented to Parent’s security holders; (v) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (vi) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Parent and its board of directors and the Company and its board of managers shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Mergers, this Agreement or any of the transactions contemplated by this Agreement, use its commercially reasonable best efforts to enable the Mergers and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent, Holdco or the Company to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, material assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

56

5.8.          Tax Treatment. Neither Parent, Holdco, Parent Merger Sub, Company Merger Sub, the Company nor the Signing Members shall take any action prior to or following the Mergers that could reasonably be expected to cause the Mergers to fail to qualify, collectively, as a transaction described in Section 351 of the Code.

5.9.          No Parent Common Stock Transactions. Neither the Company nor the Signing Members or any of their respective Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The Company shall use commercially reasonable best efforts to require each of its officers, directors, employees, agents, advisors, contractors, associates, clients, customers and other Representatives, to comply with the foregoing requirement.

5.10.         Disclosure of Certain Matters. During the Interim Period, each party will provide the other parties with prompt written notice of any event, development or condition that (a) would cause such party’s representations and warranties to become untrue or misleading in any material respect, (b) would constitute a material breach of such party’s covenants or agreements contained in this Agreement, (c) would result in a Material Adverse Effect on such party and its Subsidiaries taken as a whole or (d) would require any amendment or supplement to the Proxy Statement/Prospectus. The parties shall have the obligation to supplement or amend the Company Schedules and Parent Schedules (the “Disclosure Schedules”) being delivered concurrently with the execution of this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. The obligations of the parties to amend or supplement the Disclosure Schedules being delivered shall be fulfilled (a) promptly upon occurrence or discovery with respect to any material matter and (b) not later than five (5) days prior to the Closing Date for all other matters or promptly upon occurrence or discovery for any other matter occurring or discovered less than five (5) days prior to the Closing Date. Notwithstanding any such amendment or supplementation, for purposes of Sections 6.2(a), 6.3(a), 7.1(a), 7.1(b), 8.1(d) and 8.1(e), the representations and warranties of the parties shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this Agreement, subject to such anticipated changes as are set forth in Schedule 4.1 or otherwise expressly contemplated or permitted by this Agreement or that are set forth in the Disclosure Schedules as they exist on the date of this Agreement.

5.11.         Financing. Contemporaneous with the Closing, Holdco may raise up to $2 million in shares of Holdco Common Stock at a price of $0.35 per share. The proceeds from any such financing will be utilized by Holdco for the Surviving Pubco’s working capital requirements following the Closing Date and repayment of outstanding indebtedness.

5.12.         Further Actions. All parties shall use their commercially reasonable best efforts to take such actions as are necessary to fulfill their obligations under this Agreement.

57

5.13.       No Solicitation.

(a)          During the Interim Period, neither the Company nor the Signing Members will, and each will cause their respective Representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than Parent and its Affiliates and their respective designees) concerning any merger, sale of ownership interests and/or assets of the Company, recapitalization or similar transaction (other than sales of assets in the ordinary course of business), without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned.

(b)          During the Interim Period, neither Parent, Holdco, Parent Merger Sub nor Company Merger Sub will, and each will cause their respective Representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than the Company, the Members, their respective Affiliates and their respective designees) concerning any merger, sale of ownership interests and/or assets of Parent, Holdco, Parent Merger Sub or Company Merger Sub, recapitalization or similar transaction (other than sales of assets in the ordinary course of business and the Holdco Common Stock financing contemplated by Section 5.11), without the prior written consent of the Company and the Signing Members, which consent shall not be unreasonably withheld, delayed or conditioned.

5.14.       Liability Insurance.

(a)          All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of Parent or Company as provided in the Charter Documents of Parent or Company, respectively, shall continue in full force and effect in accordance with their terms.

(b)          For a period of six (6) years after the Closing Date, Surviving Pubco, Surviving Parent Subsidiary and/or Surviving Company Subsidiary shall cause to be maintained in effect the current policies of directors’ (or managers’) and officers’ liability insurance maintained by Parent and the Company, respectively (or a policy or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous), with respect to claims arising from facts and events that occurred prior to the Closing Date.

(c)          If Surviving Pubco, Surviving Parent Subsidiary or Surviving Company Subsidiary or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Surviving Pubco, Surviving Parent Subsidiary and/or Surviving Company Subsidiary assume the obligations set forth in this Section 5.14.

58

(d)          The provisions of this Section 5.14 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director, manager or officer of Parent and the Company for all periods ending on or before the Closing Date and may not be changed without the consent of the Committee and the LIBB Representative.

5.15.        Insider Loans; Equity Ownership in Subsidiaries. The Signing Members, at or prior to Closing, shall (i) repay to the Company any loan by the Company to such Signing Members and any other amount owed by the Signing Members to the Company (excluding employee advances in the ordinary course of business to employees who will not be executive officers or directors of Surviving Pubco as of the Closing); (ii) cause any guaranty or similar arrangement pursuant to which the Company has guaranteed the payment or performance of any obligations of such Signing Members to a third party to be terminated; and (iii) cease to own any direct equity interests in any Subsidiary of the Company or in any other Person that utilizes the name “Long Island Brand” or “Long Island Iced Tea.” The Company shall use its commercially reasonable best efforts to enable the Signing Members to accomplish the foregoing.

5.16.        Certain Financial Information. Within twenty (20) Business Days after the end of each month during the Interim Period, the Company shall deliver to Parent unaudited consolidated financial statements of the Company and its Subsidiaries for such month, certified by the chief financial officer of the Company as being true and correct in all material respects, including a balance sheet, statement of operations, and statements of stockholders’ equity and cash flow, prepared in accordance with U.S. GAAP applied on a consistent basis to prior periods (except as may be indicated in the notes thereto) and that fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the date thereof and the results of its operations for the period indicated, except that such statements need not contain notes or year-end adjustments.

5.17.        Access to Financial Information. The Company will, and will cause its auditors to, (a) continue to provide Parent and its advisors reasonable access to all of the Company’s financial information used in the preparation of its Audited Financial Statements or the Unaudited Financial Statements and the financial information furnished pursuant to Section 5.16 hereof and (b) reasonably cooperate with any reviews performed by Parent or its advisors of any such financial statements or information.

5.18.        Holdco Listing. Parent, Holdco and the Company shall use commercially reasonable best efforts to obtain the quotation on the OTCBB of the Holdco Common Stock.

5.19.        Joinders. The Company shall use its commercially reasonable best efforts to cause the Members other than the Founders (the “Remaining Members”) to execute and deliver a Joinder within 60 days of the date hereof.

5.20.        Holdco Plan. At or prior to the Closing, Holdco shall create an incentive equity plan (the “Holdco Plan”) that reserves an aggregate of no more than 7,000,000 shares of Holdco Common Stock for issuance pursuant thereto.

59

ARTICLE VI.
CONDITIONS TO THE TRANSACTION

6.1.         Conditions to Obligations of Each Party to Effect the Mergers. The respective obligations of each party to this Agreement to effect the Mergers shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)          HSR Act; No Order. All specified waiting periods under the HSR Act shall have expired and no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Mergers illegal or otherwise prohibiting consummation of the Mergers, substantially on the terms contemplated by this Agreement.

(b)          Effective Registration Statement. The Registration Statement shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC. All necessary permits and authorizations under state securities or Blue Sky laws, the Securities Act and the Exchange Act relating to the issuance and trading of the Holdco Common Stock to be issued hereunder shall have been obtained and shall be in effect.

(c)          Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained by the requisite vote under the laws of the State of Delaware and the Parent Charter Documents.

(d)          Employment Agreements. Employment agreements between Surviving Pubco and, separately, each of the Persons listed in Schedule 6.1(d), in the forms of Exhibit D annexed hereto (the “Employment Agreements”).

6.2.         Additional Conditions to Obligations of the Company. The obligations of the Company and the Signing Members to consummate and effect the Mergers shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)          Representations and Warranties. Each representation and warranty of Parent, Holdco, Parent Merger Sub and Company Merger Sub contained in this Agreement that is (i) qualified as to materiality shall be true and correct, subject to the provisions of the last sentence of Section 5.10, on and as of the Closing Date with the same force and effect as if made on the Closing Date, and (ii) not qualified as to materiality shall be true and correct, subject to the provisions of the last sentence of Section 5.10, in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, Holdco, Parent Merger Sub and Company Merger Sub by an authorized officer of Parent, Holdco, Parent Merger Sub and Company Merger Sub (“Parent Closing Certificate”).

60

(b)          Agreements and Covenants. Parent, Holdco, Parent Merger Sub and Company Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Parent, in any case in any material respect) does not, or will not, constitute a Material Adverse Effect with respect to Parent, and the Parent Closing Certificate shall include a provision to such effect.

(c)          No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably expected to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect materially and adversely or otherwise encumber in any material respect the title of the shares of Holdco Common Stock to be issued to the Members in connection with the Mergers, or (iv) affect materially and adversely the right of Surviving Pubco to own, operate or control the assets and operations of Surviving Parent Subsidiary following the Mergers, and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d)          Consents. Parent, Holdco, Parent Merger Sub and Company Merger Sub shall have obtained all consents, waivers and approvals required to be obtained by Parent in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole, and the Parent Closing Certificate shall include a provision to such effect.

(e)          Material Adverse Effect. No Material Adverse Effect with respect to Parent and its Subsidiaries taken as a whole shall have occurred since the date of this Agreement, the effects of which are continuing and have not been cured.

(f)          SEC Compliance. Immediately prior to Closing, Parent shall be in compliance with the reporting requirements under the Exchange Act.

(g)          Other Deliveries. At or prior to Closing, Parent shall have delivered to the Company (i) copies of resolutions and actions taken by the respective board of directors and stockholders or managers and members, as applicable, of Parent, Holdco, Parent Merger Sub and Company Merger Sub in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by the Company and its counsel in order to consummate the transactions contemplated hereunder.

(h)          Registration Rights Agreement. The Registration Rights Agreement between Holdco (including on behalf of Surviving Pubco) and the Signing Members set forth therein in the form of Exhibit E annexed hereto (the “Registration Rights Agreement”) shall have been executed and delivered by Holdco and shall be in full force and effect.

61

(i)          Escrow Agreement. The Escrow Agreement substantially in the form attached as Exhibit B hereto (with such reasonable changes as requested by the Escrow Agent) shall have been executed and delivered by Parent and the Escrow Agent and shall be in full force and effect.

(j)          Opinion of Counsel. The Company shall have received from Graubard Miller, counsel to Parent, Holdco, Parent Merger Sub and Company Merger Sub, an opinion of counsel in substantially the form of Exhibit F annexed hereto.

(k)          Equity Plans. Effective as of the Closing, (i) Parent shall have terminated its equity incentive plan and all outstanding awards thereunder and (ii) Holdco shall have created the Holdco Plan.

6.3.         Additional Conditions to the Obligations of Parent. The obligations of Parent, Holdco, Parent Merger Sub and Company Merger Sub to consummate and effect the Mergers shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a)          Representations and Warranties. Each representation and warranty of the Company contained in this Agreement that is (i) qualified as to materiality shall be true and correct, subject to the provisions of the last sentence of Section 5.10, on and as of the Closing Date with the same force and effect as if made on the Closing Date, and (ii) not qualified as to materiality shall be true and correct, subject to the provisions of the last sentence of Section 5.10, in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company (“Company Closing Certificate”).

(b)          Agreements and Covenants. The Company and the Signing Members shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of the Company or the Signing Member, in any case in any material respect) does not, or will not, constitute a Material Adverse Effect on the Company, and the Company Closing Certificate shall include a provision to such effect with respect to the Company.

(c)          No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably expected to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect materially and adversely or otherwise encumber in any material respect the title of the shares of Holdco Common Stock to be issued to the stockholders of Parent in connection with the Mergers, or (iv) affect materially and adversely the right of Surviving Pubco to own, operate or control the assets and operations of Surviving Company Subsidiary following the Mergers, and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

62

(d)          Consents. The Company shall have obtained all consents, waivers, permits and approvals required to be obtained by the Company in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, and the Company Closing Certificate shall include a provision to such effect.

(e)          Material Adverse Effect. No Material Adverse Effect with respect to the Company and its Subsidiaries taken as a whole shall have occurred since the date of this Agreement, the effects of which are continuing and have not been cured.

(f)          Opinion of Counsel. Parent shall have received from Ellenoff Grossman & Schole LLP (“EGS”), counsel to the Company, an opinion of counsel in substantially the form of Exhibit G annexed hereto.

(g)          Other Deliveries. At or prior to Closing, the Company shall have delivered to Parent: (i) copies of resolutions and actions taken by the Company’s managers and members in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by Parent and its counsel in order to consummate the transactions contemplated hereunder.

(h)          Insider Loans; Equity Ownership in Subsidiaries. (i) All outstanding indebtedness owed by Insiders to the Company shall have been repaid in full, including the indebtedness and other obligations described on Schedule 2.22 (but excluding ordinary course advances to employees, officers and directors who will not be executive officers or directors of Surviving Pubco as of the Closing); (ii) all outstanding guaranties and similar arrangements pursuant to which the Company has guaranteed the payment or performance of any obligations of any Insider to a third party shall have been terminated; and (iii) no Insider shall own any direct equity interests in any Subsidiary of the Company or in any other Person that utilizes in its name “Long Island Ice Tea.”

(i)          Lock Up Agreements. The Lock Up Agreements shall have been executed and delivered by the Founders and shall be in full force and effect.

(j)          Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered by the Signing Members identified as parties thereto and shall be in full force and effect.

(k)          Escrow Agreement. The Escrow Agreement substantially in the form attached as Exhibit B hereto (with such reasonable changes as requested by the Escrow Agent) shall have been executed and delivered by the LIBB Representative and the Escrow Agent and shall be in full force and effect.

63

(l)          Section 1445 Certification. Each Signing Member shall have provided a certification to the effect that such Signing Member is not a foreign person subject to withholding under Section 1445 of the Code and the regulations promulgated thereunder or the Company shall provide a certificate that it is otherwise not subject to such withholding.

ARTICLE VII.
INDEMNIFICATION

7.1.         Indemnification.

(a)          Subject to the terms and conditions of this Article VII (including without limitation the limitations set forth in Section 7.4), Parent, Surviving Pubco and the Surviving Subsidiaries and their respective successors and permitted assigns (the “Parent Indemnitees”) shall be indemnified, defended and held harmless by the Members (the “Company Indemnitors”), but only to the extent of the Indemnity Escrow Shares, from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Parent Indemnitee by reason of, arising out of or resulting from:

(i)          the inaccuracy or breach of any representation or warranty of the Company or the Signing Members contained in or made pursuant to this Agreement or any Schedule or any certificate delivered by the Company to Parent pursuant to this Agreement with respect hereto or thereto in connection with the Closing; and

(ii)         the non-fulfillment or breach of any covenant or agreement of the Company contained in this Agreement.

(b)          Subject to the terms and conditions of this Article VII (including without limitation the limitations set forth in Section 7.4), the Members and their respective successors and permitted assigns (the “Company Indemnitees,” and the parties seeking indemnification hereunder with respect to a specific claim, whether the Parent Indemnitees or the Company Indemnitees, the “Indemnitees”) shall be indemnified, defended and held harmless by Surviving Pubco (the “Parent Indemnitor,” and the party with the obligation to indemnify hereunder with respect to a specific claim, whether the Company Indemnitors or Parent Indemnitor, the “Indemnitor”), but only in the aggregate to the extent of a number of newly issued shares of Holdco Common Stock equal to the number of Indemnity Escrow Shares, from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Company Indemnitee by reason of, arising out of or resulting from:

(i)          the inaccuracy or breach of any representation or warranty of Parent, Holdco, Parent Merger Sub or Company Merger Sub contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by Parent, Holdco, Parent Merger Sub or Company Merger Sub to the Company pursuant to this Agreement with respect hereto or thereto in connection with the Closing; and

64

(ii)         the non-fulfillment or breach of any covenant or agreement of Parent, Holdco, Parent Merger Sub or Company Merger Sub contained in this Agreement.

(c)          As used in this Article VII, the term “Losses” shall include on a dollar for dollar basis all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses), including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties and, in the case of third party claims, whether or not such third party claim is ultimately determined to be valid (but, for the avoidance of doubt, subject to there being a breach providing the basis for indemnification under Section 7.1(a) or 7.1(b), as applicable); provided, that Losses shall not include, and no party shall not be liable for (directly or indirectly through the Escrow Account), (i) any exemplary or punitive damages or (ii) consequential or incidental damages that are not reasonably foreseeable by the applicable Indemnitee as a result of or arising out of an Indemnitor’s breach of the representations, warranties or covenants set forth in this Agreement, in each case of clauses (i) and (ii), except to the extent claimed by a third party in a third party claim for which an Indemnitee is entitled to indemnification in accordance with the terms of this Article VII. Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which an Indemnitee may be entitled to indemnification pursuant to Article VII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

7.2.         Indemnification of Third Party Claims. The indemnification obligations and liabilities under this Article VII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against an Indemnitee by a Person other than the respective Indemnitor (a “Third Party Claim”) shall be subject to the following terms and conditions:

(a)          Notice of Claim. Indemnitee, acting through the Committee or the LIBB Representative, as applicable, will give the LIBB Representative (in the case of the Company Indemnitors) or the Committee (in the case of a Parent Indemnitor) prompt written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a “Notice of Claim”), which Notice of Third Party Claim shall set forth (i) a brief description of the nature of the Third Party Claim and a copy of any notices, complaints or demands received from the third party with respect to the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and the LIBB Representative (in the case of the Company Indemnitors) or the Committee (in the case of a Parent Indemnitor) shall be entitled to participate in the defense of Third Party Claim at its expense.

65

(b)          Defense. The LIBB Representative (in the case of the Company Indemnitors) or the Committee (in the case of a Parent Indemnitor) shall have the right, at its option (subject to the limitations set forth in subsection 7.2(c) below) and at its own expense, by written notice to Indemnitee, to assume the entire control of, subject to the right of Indemnitee to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to Indemnitee to be the lead counsel in connection with such defense. If the LIBB Representative (in the case of the Company Indemnitors) or the Committee (in the case of a Parent Indemnitor) is permitted and elects to assume the defense of a Third Party Claim:

(i)          the LIBB Representative or the Committee shall competently and in good faith defend such Third Party Claim and shall keep Indemnitee reasonably informed of the status of such defense (or any settlement thereof); provided, however, that in the case of any settlement providing for remedies which are not merely incidental to a primary damage claim or claims for monetary damages, Indemnitee shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned; and

(ii)         Indemnitee shall cooperate fully in all respects with the LIBB Representative or the Committee in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and the Indemnitee shall make available to the LIBB Representative or Committee all pertinent information and documents under its control.

(c)          Limitations of Right to Assume Defense. The LIBB Representative (in the case of the Company Indemnitors) or the Committee (in the case of a Parent Indemnitor) shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by Indemnitee if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; or (ii) the Third Party Claim seeks an injunction or equitable relief against Indemnitee which is not merely incidental to a primary damage claim or claims for monetary damages.

(d)          Other Limitations. Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Third Party Claim by Indemnitee against the LIBB Representative (in the case of the Company Indemnitors) or the Committee (in the case of a Parent Indemnitor) and shall not affect the LIBB Representative’s or the Committee’s duty or obligations under this Article VII, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the LIBB Representative or the Committee to defend against or reduce its liability or caused or increased such liability or otherwise caused the damages for which the Indemnitor is obligated to be greater than such damages would have been had Indemnitee given the LIBB Representative or the Committee prompt notice hereunder. So long as the LIBB Representative (in the case of the Company Indemnitors) or the Committee (in the case of a Parent Indemnitor) is defending any such action competently and in good faith, Indemnitee shall not settle such action without the prior written consent of the LIBB Representative (in the case of the Company Indemnitors) or the Committee (in the case of a Parent Indemnitor). Indemnitee shall make available to the LIBB Representative or the Committee all relevant records and other relevant materials required by them and in the possession or under the control of Indemnitee, for the use of the LIBB Representative or the Committee and their respective Representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

66

(e)          Failure to Defend. If the LIBB Representative (in the case of the Company Indemnitors) or the Committee (in the case of a Parent Indemnitor), after receiving a Notice of Claim, fails to defend such Third Party Claim competently and in good faith or is otherwise not entitled or fails to elect to control the defense of a Third Party Claim under this Section 7.2, Indemnitee, at the reasonable cost and expense of the Indemnitor, will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the LIBB Representative or the Committee shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned.

(f)          Indemnitee’s Rights. Anything in this Section 7.2 to the contrary notwithstanding, the LIBB Representative (in the case of the Company Indemnitors) or the Committee (in the case of a Parent Indemnitor) shall not, without the prior written consent of Indemnitee, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Indemnitee of a full and unconditional release from all liability and obligation in respect of such action without any payment by Indemnitee (but may require that the Indemnitee be bound by customary confidentiality obligations).

(g)          LIBB Representative Consent. Unless the LIBB Representative (in the case of the Company Indemnitors) or the Committee (in the case of a Parent Indemnitor) has consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss and such amount shall be determined as a direct claim in accordance with the provisions of this Agreement.

(h)          Direct Indemnification Claims. With respect to any indemnification claim that is a direct claim by a Company Indemnitee and not a Third Party Claim, the Company Indemnitee shall provide a Notice of Claim to the Committee with respect to such claim promptly (but in any event, within thirty (30) days) after becoming aware of such claim; provided, that the failure to timely provide a Notice of Claim shall not relieve the Parent Indemnitors of their indemnification obligations, except and only to the extent that the Parent Indemnitors are prejudiced thereby. The Committee will have a period of thirty (30) days after receipt of the Notice of Claim to respond thereto. If the Committee does not respond within such thirty (30) days, the Committee on behalf of the Parent Indemnitors will be deemed to have accepted responsibility for the Losses set forth in such Notice of Claim and will have no further right to contest the validity of such Notice of Claim. If the Committee responds within such thirty (30) days after the receipt of the Notice of Claim and rejects such claim in whole or in part, the Company Indemnitee will be free to pursue such remedies as may be available under this Agreement, any other Transaction Documents or applicable Legal Requirement. With respect to any indemnification claim that is a direct claim by a Parent Indemnitee, the Parent Indemnitee shall comply with the terms of the Escrow Agreement for making a claim against the Indemnity Escrow Shares.

67

7.3.         Insurance Effect. To the extent that any Losses that are subject to indemnification pursuant to this Article VII are covered by insurance paid for by the Indemnitor prior to or after the Closing or any indemnity, contribution or other similar right against a third party, Indemnitee shall use commercially reasonable best efforts to obtain the maximum recovery under such insurance or indemnity, contribution or similar right; provided that Indemnitee shall nevertheless be entitled to bring a claim for indemnification under this Article VII in respect of such Losses and the time limitations set forth in Section 7.4 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance or indemnity, contribution or similar claim. The amount of Losses otherwise recoverable under this Article VII shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar cash payment actually received by the Indemnitees from any third party with respect thereto. The existence of a claim by Indemnitee for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by the Indemnitor. If Indemnitee has received the payment required by this Agreement from the Indemnitor in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Indemnitor and shall pay to the LIBB Representative or the Committee, as applicable on behalf of the Indemnitor, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Indemnitor pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

7.4.         Limitations on Indemnification.

(a)          Survival: Time Limitation. The representations, warranties, covenants and agreements in this Agreement or in any certificate required to be delivered by the Indemnitor in connection with this Agreement shall survive the Closing for the period that ends on the Escrow Termination Date (the “Survival Period”). Any indemnification claim made by the Committee (in the case of a Parent Indemnitee) or the LIBB Representative (in the case of a Company Indemnitee) prior to the termination of the Survival Period, shall be preserved despite the subsequent termination of such Survival Period and any claim set forth in a Notice of Claim sent prior to the expiration of such Survival Period shall survive until final resolution thereof. Except as set forth in the immediately preceding sentence, no claim for indemnification under this Article VII shall be brought after the end of the Survival Period.

68

(b)          Deductible. No amount shall be payable by the Parent Indemnitor on the one hand or the Company Indemnitors on the other under Article VII unless and until the aggregate amount of all indemnifiable Losses otherwise payable with respect to such party exceeds $100,000 (the “Deductible”), in which event the amount payable shall be the full amount (and not just the amount in excess of the amount of the Deductible), and, subject to the other limitations set forth in this Article VII, all future amounts that become payable under Section 7.1 from time to time thereafter. Notwithstanding the foregoing, the Deductible shall not apply to Losses that arise out of a breach of the representations and warranties in Sections 1.13(b)(viii) and 2.3, all of which shall be indemnifiable as to all Losses that so arise from the first dollar thereof.

(c)          Aggregate Amount Limitations. The aggregate liability of Company Indemnitors for Losses pursuant to Section 7.1(a) shall not in any event exceed the Indemnity Escrow Shares and a Parent Indemnitee shall have no claim against a Company Indemnitor other than for any of such Indemnity Escrow Shares (and any proceeds of such shares or distributions with respect to such shares). The aggregate liability of Parent Indemnitors for Losses pursuant to Section 7.1(b) shall not in any event exceed a number of newly issued shares of Holdco Common Stock equal to the number of Indemnity Escrow Shares and a Company Indemnitee shall have no claim against a Parent Indemnitor other than for newly issued shares of Holdco Common Stock up to such maximum number.

(d)          Knowledge. Indemnitees may not seek indemnification under this Article VII for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of the Indemnitor contained in this Agreement if Indemnitees had knowledge of such inaccuracy or breach prior to the execution of this Agreement.

7.5.         Exclusive Remedy. Parent, Holdco, Parent Merger Sub and Company Merger Sub, on behalf of themselves and the other Parent Indemnitees, and the Signing Members, on behalf of themselves and the other Company Indemnitees, hereby acknowledge and agree that, from and after the Closing, the sole remedy of the Indemnitees with respect to any and all claims for monetary damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article VII. Notwithstanding any of the foregoing, nothing contained in this Article VII shall in any way impair, modify or otherwise limit an Indemnitee’s right to bring any claim, demand or suit against the other party (i) based upon such other party’s actual fraud in connection with the transactions contemplated by this Agreement or (ii) for specific performance, injunction or other equitable remedy to which a party may be entitled.

7.6.         Adjustment to Merger Consideration. Amounts paid for indemnification under Article VII shall be deemed to be an adjustment to the Merger Consideration, except as otherwise required by applicable Legal Requirement.

69

7.7.         LIBB Representative Capacities; Application of Escrow Shares; Issuance of Additional Shares. The parties acknowledge that the LIBB Representative’s and the Committee’s obligations under this Article VII are solely as a representative of the Members and of Parent, respectively, in the manner set forth herein and in the Escrow Agreement with respect to the obligations to indemnify the other party under this Article VII and that the LIBB Representative and the Committee shall have no personal responsibility for any expenses incurred by them in such capacity and that all payments to Parent Indemnitees as a result of such indemnification obligations shall be made solely from, and to the extent of, the Indemnity Escrow Shares and all payments to Company Indemnitees as a result of such indemnification obligations shall be made solely by the issuance by Holdco of new shares of Holdco Common Stock up to a maximum number of shares equal to the number of Indemnity Escrow Shares. The parties further acknowledge that all actions to be taken by Surviving Pubco or the Signing Members pursuant to this Article VII shall be taken on their respective behalf by the Committee or the LIBB Representative, respectively, in accordance with the provisions hereof and of the Escrow Agreement. Out-of-pocket expenses of the LIBB Representative and the Committee for attorneys’ fees and other costs incurred in connection with a claim for indemnification pursuant to this Article VII shall be borne in the first instance by Surviving Pubco; provided, however, in the event Surviving Pubco bears the expenses of the LIBB Representative and, upon the final resolution of the related indemnification claim, the Company Indemnitees or the Company Indemnitors are not the prevailing party with respect to all or any portion of such claim, the Signing Members shall promptly, and in any event within ten (10) Business Days, reimburse Surviving Pubco for such expenses (pro rata based the extent to which the Signing Members are not the prevailing party), which reimbursement may be made by a claim for indemnification against the Indemnity Escrow Shares. The Escrow Agent, pursuant to the Escrow Agreement at the Escrow Termination Date, may apply all or a portion of the Indemnity Escrow Shares to satisfy any claim by the Parent Indemnitees for indemnification pursuant to Section 7.1(a). To the extent that there are any pending indemnification claims as of the Escrow Termination Date, the Escrow Agent will reserve a portion of the Indemnity Escrow Shares based on the Losses for such claims as set forth in the Notice of Claim for such claims, and upon final resolution of each pending claim, release to the Parent Indemnitees a number of Escrow Shares equal in value to the amount set forth in the final resolution up to the reserved amount for such claim, and shall release to the Members a number of Escrow Shares equal in value to the difference between the amount of such final resolution and the reserved amount for such claim. The value of any Escrow Shares released from the Escrow Account pursuant to this Article VII and the Escrow Agreement shall be the Holdco Market Price as of the date that such shares are disbursed. The value of any new shares of Holdco Common Stock issued by Holdco to the Company Indemnitees pursuant to this Article VII shall be the Holdco Market Price as of the date that such shares are issued. As used in this Agreement, “Holdco Market Price” shall mean the volume-weighted average price for a share of Holdco Common Stock, as reported by Bloomberg, L.P. (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Surviving Pubco), for the twenty (20) consecutive trading days ending on the trading day immediately prior to the measurement date, or if such volume-weighted average price is unavailable, the average of the closing sale price of one share of Holdco Common Stock for such period as reported on the primary exchange on which Holdco Common Stock is traded or reported, or if such closing sale price is unavailable, the average of the closing bid price of one share of Holdco Common Stock for such period as reported by the OTCBB.

70

7.8.         Tax Benefits. The amount of any Losses for which indemnification is provided shall be reduced by any net Tax benefit to the Indemnitee and its Affiliates, to the extent realized by such party as a result of such Losses, including the present value (determined by discounting at 8%) of the benefit arising from an increase in the Tax basis of assets, net of any Tax costs incurred by the Indemnitee as a result of the receipt of the indemnification payments hereunder. In calculating the amount of net Tax benefit, the Indemnitee and its Affiliates shall be presumed to pay Taxes at a forty percent (40%) Tax rate. The Indemnitee shall provide the Indemnitor with such documentation as may be reasonably requested in order to ascertain or confirm the amount of any net Tax benefit or net Tax cost referred to herein.

7.9.         Mitigation. An Indemnitee shall use commercially reasonably efforts to mitigate Losses suffered, incurred or sustained by it arising out of any matter for which it is entitled to indemnification hereunder; provided that no Indemnitee shall be required to (i) take any action or refrain from taking any action that is contrary to any applicable Contract, order or law binding on it or any Affiliate thereof or (ii) incur any out-of-pocket expense in connection with such mitigation (other than de minimus incidental expenses).

7.10.       Member Right of Contribution. Notwithstanding anything to the contrary contained herein, in the event of the inaccuracy or breach of any representation or warranty of a Signing Member contained in or made pursuant to this Agreement or any Schedule or any certificate delivered by the Company to Parent pursuant to this Agreement with respect hereto or thereto in connection with the Closing, each other Signing Member shall have a right of contribution against the breaching Signing Member with respect to any indemnification provided directly or indirectly (through the Escrow Account) by such other Signing Member, up to a maximum amount in the aggregate among all other Signing Members equal to such Signing Member’s Pro Rata Share of the Merger Consideration.

7.11.       No Duplication; Contribution Price Adjustments. Any Losses for which any Indemnitee is entitled to indemnification under this Article VII shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement. The Company Indemnitors shall not have any indemnity obligations under this Article VII with respect to any amount resulting in a claim to the extent that such amount will result or has resulted in a decrease to the Merger Consideration after the Closing under Section 1.5(d) hereof. The Parent Indemnitors shall not have any indemnity obligations under this Article VII with respect to any amount resulting in a claim to the extent that such amount will result or has resulted in an increase to the Merger Consideration after the Closing under Section 1.5(d) hereof.

ARTICLE VIII.
TERMINATION

8.1.         Termination. This Agreement may be terminated at any time prior to the Closing:

(a)          by mutual written agreement of Parent and the Company at any time;

(b)          by either Parent or the Company if the Mergers shall not have been consummated by July 31, 2015 (the “Outside Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Mergers to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

71

(c)          by either Parent or the Company if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Mergers, which order, decree, ruling or other action is final and nonappealable;

(d)          by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent, Holdco, Parent Merger Sub or Company Merger Sub set forth in this Agreement, or if any representation or warranty of Parent, Holdco, Parent Merger Sub or Company Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 6.2(a) or 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by Parent is curable by Parent prior to the Outside Date, then the Company may not terminate this Agreement under this Section 8.1(d) prior to the earlier of (i) thirty (30) days after delivery of written notice from the Company to Parent of such breach or (ii) the Outside Date, provided that Parent continues to exercise commercially reasonable best efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by Parent is cured during such period);

(e)          by Parent, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 6.3(a) or 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by the Company prior to the Outside Date, then Parent may not terminate this Agreement under this Section 8.1(e) prior to the earlier of (i) thirty (30) days after delivery of written notice from Parent to the Company of such breach or (ii) the Outside Date, provided that the Company continues to exercise commercially reasonable best efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by the Company is cured during such period);

(f)          by Parent, if a Material Adverse Effect with respect to the Company and its Subsidiaries taken as a whole shall have occurred since the date of this Agreement, the effects of which are continuing and have not been cured within thirty (30) days after written notice of such Material Adverse Effect is provided by Parent to the Company; or

(g)          by the Company, if a Material Adverse Effect with respect to Parent and its Subsidiaries taken as a whole shall have occurred since the date of this Agreement, the effects of which are continuing and have not been cured within thirty (30) days after written notice of such Material Adverse Effect is provided by the Company to Parent.

72

8.2.         Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto (subject to any cure period specified by the applicable provision of Section 8.1). In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Mergers shall be abandoned, except for and subject to the following: (i) Sections 5.6(a), 8.2 and 8.3 and Article X (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement prior to termination.

8.3.         Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses whether or not the Mergers are consummated; provided, however, that if this Agreement is terminated pursuant to Sections 8.1(d) or 8.1(e), the non-terminating party shall be responsible for the terminating party’s reasonable out-of-pocket documented fees and expenses (including reasonable attorneys’ fees) incurred in connection with this Agreement and the transactions contemplated hereby up to a maximum of $100,000, to be paid within ten (10) Business Days after the non-terminating party receives documentation of such fees and expenses, by wire transfer of immediately available funds to an account designated in writing by the terminating party.

ARTICLE IX.
DEFINED TERMS

Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

Definition	Location

“Accounting Firm”	Section 1.5(d)(iii)
“Accredited Investor”	Section 1.13(b)(vi)
“Adjustment Escrow Shares”	Section 1.11(a)
“Affiliate”	Section 10.2(f)
“Agreement”	Preamble
“Applicable Law”	Section 1.3
“Approvals”	Section 2.1(a)
“Audited Financial Statements”	Section 2.7(a)
“Blue Sky Laws”	Section 1.13(b)(iv)
“Business Day”	Section 10.2(g)
“Certificates of Merger”	Section 1.2
“Charter Documents”	Section 2.1(a)
“Closing”	Section 1.2
“Closing Date”	Section 1.2

73

Definition	Location

“Closing Form 8-K”	Section 5.4(b)
“Closing Net Working Capital Statement”	Section 1.5(d)(ii)
“Closing Press Release”	Section 5.4(b)
“Code”	Section 1.5(h)
“Committee”	Section 1.12(a)
“Company”	Preamble
“Company Actual Net Working Capital Excess”	Section 1.5(d)(iv)
“Company Actual Net Working Capital Shortfall”	Section 1.5(d)(iv)
“Company Certificate of Merger”	Section 1.2
“Company Certificates”	Section 1.6(a)
“Company Closing Certificate”	Section 6.3(a)
“Company Contracts”	Section 2.19(a)
“Company Estimated Net Working Capital”	Section 1.5(d)(i)
“Company Estimated Net Working Capital Excess”	Section 1.5(d)(i)(A)
“Company Estimated Net Working Capital Shortfall”	Section 1.5(d)(i)(A)
“Company Estimated Net Working Capital Statement”	Section 1.5(d)(i)
“Company Indemnitees”	Section 7.1(b)
“Company Indemnitors”	Section 7.1(a)
“Company Intellectual Property”	Section 2.18(a)(ii)
“Company Membership Units”	Section 1.5(b)
“Company Merger”	Recital A
“Company Merger Sub”	Preamble
“Company Products”	Section 2.18(a)(v)
“Company Registered Intellectual Property”	Section 2.18(a)(iv)
“Company Related Person”	Section 2.22
“Company Schedule”	Article II
“Company Surviving Subsidiary”	Section 1.1(b)
“Copyrights”	Section 2.18(a)(i)
“Corporate Records”	Section 2.1(c)
“Deductible”	Section 7.4(b)
“DGCL”	Recital A
“Disclosure Schedules”	Article III
“Disclosure Schedules”	Section 5.10
“Effective Time”	Section 1.2
“EGS”	Section 6.3(f)
“Employment Agreements”	Section 6.1(d)
“Environmental Law”	Section 2.16(b)

74

Definition	Location

“ERISA”	Section 2.11(c)
“Escrow Account”	Section 1.11 (a)
“Escrow Agent”	Section 1.11(a)
“Escrow Agreement”	Section 1.11(a)
“Escrow Shares”	Section 1.11(a)
“Escrow Termination Date”	Section 1.11(c)
“Exchange Act”	Section 1.13(b)(iv)
“FINRA”	Section 3.23
“Founders”	Preamble
“Governmental Action/Filing”	Section 2.21(c)
“Governmental Entity”	Section 1.13(b)(iv)
“Hazardous Substance”	Section 2.16(b)
“Holdco”	Preamble
“Holdco Common Stock”	Section 1.5(a)
“Holdco Market Price”	Section 7.7
“Holdco Plan”	Section 5.20
“HSR Act”	Section 2.5(b)
“Indebtedness”	Section 1.5(d)(vi)
“Indemnitees”	Section 7.1(b)
“Indemnitor”	Section 7.1(b)
“Indemnity Escrow Shares”	Section 1.11(a)
“Independent Parties”	Section 1.5(d)(ii)
“Insider”	Section 2.19(a)(i)
“Insurance Policies”	Section 2.20
“Intellectual Property”	Section 2.18(a)(i)
“Interim Period”	Section 4.1
“Item of Dispute”	Section 1.5(d)(iii)
“Joinder”	Preamble
“knowledge”	Section 10.2(d)
“Legal Requirements”	Section 10.2(b)
“LIBB Representative”	Section 1.12(b)(i)
“Lien”	Section 10.2(e)
“Lock Up Agreement”	Section 1.14
“Long Island Ice Tea”	Section 6.3(h)
“Losses”	Section 7.1(c)
“Material Adverse Effect”	Section 10.2(a)
“Material Company Contracts”	Section 2.19(a)

75

Definition	Location

“Members”	Preamble
“Merger Consideration”	Section 1.5(b)
“Mergers”	Recital A
“Net Working Capital”	Section 1.5(d)(vi)
“Notice of Claim”	Section 7.2(a)
“NYLLCL”	Recital A
“OTCBB”	Section 3.23
“Outside Date”	Section 8.1(b)
“Panza”	Preamble
“Parent”	Preamble
“Parent Actual Net Working Capital”	Section 1.5(d)(ii)
“Parent Actual Net Working Capital Excess”	Section 1.5(d)(iv)
“Parent Actual Net Working Capital Shortfall”	Section 1.5(d)(iv)
“Parent Capital Stock”	Section 3.3(a)
“Parent Certificate”	Section 1.5(a)
“Parent Certificate of Merger”	Section 1.2
“Parent Certificates”	Section 1.6(a)
“Parent Closing Certificate”	Section 6.2(a)
“Parent Common Stock”	Section 1.5(a)
“Parent Contracts”	Section 3.19(a)
“Parent Convertible Securities”	Section 3.3(b)
“Parent Employee Plan”	Section 3.11
“Parent Estimated Net Working Capital”	Section 1.5(d)(i)
“Parent Estimated Net Working Capital Excess”	Section 1.5(d)(i)(B)
“Parent Estimated Net Working Capital Shortfall”	Section 1.5(d)(i)(B)
“Parent Estimated Net Working Capital Statement”	Section 1.5(d)(i)
“Parent Indemnitees”	Section 7.1(a)
“Parent Indemnitor”	Section 7.1(b)
“Parent Merger”	Recital A
“Parent Merger Sub”	Preamble
“Parent Net Working Capital Target”	Section 1.5(d)(i)(B)
“Parent Preferred Stock”	Section 3.3(a)
“Parent Related Person”	Section 3.21
“Parent Schedule”	Article III
“Parent SEC Reports”	Section 3.7(a)
“Parent Stock Options”	Section 3.3(b)
“Parent Stockholder Approval”	Section 5.1(a)

76

Definition	Location

“Parent Surviving Subsidiary”	Section 1.1(a)
“Parent Warrants”	Section 3.3(b)
“Patents”	Section 2.18(a)(i)
“Pending Claims”	Section 1.11(c)
“Permitted Lien”	Section 10.2(h)
“Person”	Section 10.2(c)
“Plan or Plans”	Section 2.11(a)
“Pro Rata Share”	Section 1.5(d)(i)(A)
“Proxy Statement/Prospectus”	Section 5.1(a)
“Registered Intellectual Property”	Section 2.18(a)(iii)
“Registration Rights Agreement”	Section 6.2(h)
“Registration Statement”	Section 5.1(a)
“Remaining Members”	Section 5.19
“Representative”	Section 10.2(j)
“Reviewable Document”	Section 5.5(a)
“SEC”	Section 2.19(a)
“Securities Act”	Section 1.13(b)(iv)
“Signing Form 8-K”	Section 5.4(a)
“Signing Members”	Preamble
“Signing Press Release”	Section 5.4(a)
“Special Meeting”	Section 5.1(a)
“Subsidiary”	Section 10.2(i)
“Survival Period”	Section 7.4(a)
“Surviving Pubco”	Recital A
“Surviving Subsidiaries”	Section 1.1(b)
“Tax Return”	Section 2.15(a)
“Tax Returns and Audits”	Section 2.15(b)
“Tax, Taxes or Taxable”	Section 2.15(a)
“Third Party Claim”	Section 7.2
“Thomas”	Preamble
“Trademarks”	Section 2.18(a)(i)
“Transaction Documents”	Section 10.2(k)
“U.S. GAAP”	Section 1.5(d)(i)
“Unaudited Financial Statements”	Section 2.7(b)

77

ARTICLE X.
GENERAL PROVISIONS

10.1.        Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial courier service, or sent via email or telecopy (with affirmative confirmation of receipt) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

if to Parent, to:	Cullen Agricultural Holding Corp.
1193 Seven Oaks Rd.
Waynesboro, GA 30830
Attention: Paul Vassilakos, CEO
Telephone:
Facsimile:
E-mail:

with a copy to:	David Alan Miller, Esq.
Graubard Miller
405 Lexington Avenue
New York, New York 10174-1901
Telephone: 212-818-8880
Facsimile: 212-818-8881
Email: dmiller@graubard.com

if to the Company or
Signing Members, to:	Long Island Brand Beverages LLC
PO Box 845
Long Beach, New York 11561
Attention: Philip Thomas, CEO
Telephone:
Facsimile:
E-mail:

with a copy to:	Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, NY 10105
Attention: Sarah Williams
Telephone: (212) 370-1300
Facsimile: (212) 370-7889
Email: swilliams@egsllp.com

78

10.2.        Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement unless the context requires otherwise. Unless otherwise indicated, (i) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”, (ii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (iii) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (iv) the term “or” means “and/or”; and (v) reference to any law means such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any accounting term used and not otherwise defined in this Agreement or any other Transaction Document has the meaning assigned to such term in accordance with U.S. GAAP. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. With respect to any contract, document, certificate or instrument that is represented and warranted to by the Company or a Member to be given, delivered, provided or made available by the Company or a Member, such contract, document, certificate or instrument will be deemed to have been given, delivered, provided and made available to Buyer or its Representatives if such contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of Buyer and its Representatives, and the Buyer or its Representatives have been given access to the electronic folders containing such information. For purposes of this Agreement:

(a)          the term “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that (x) is materially adverse to the business, assets (including intangible assets), revenues, financial condition, or results of operations of such Person, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) changes attributable to the public announcement or pendency of the transactions contemplated hereby, (ii) (A) changes in general national or regional political, economic or industry-wide conditions, (B) changes or developments in the United States securities markets, or (C) natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof (except, in the case of this clause (ii), to the extent the Person suffering such event is affected in a materially disproportionate manner relative to other companies in the principal industry in which such Person conducts business), (iii) changes in U.S. GAAP or other applicable accounting rules or applicable Legal Requirements (including the accounting rules and regulations of the SEC), or, in any such case, changes in the interpretation thereof, (iv) any action required by this Agreement or taken at the written request of the other party, (v) any change in market price or trading volume of the Parent Common Stock or the Holdco Common Stock (provided that, in the case of clause (v), the applicability of the exception does not rule out the existence of a Material Adverse Effect arising from the same cause of a market price change); or (y) is materially adverse to the ability of such Person to consummate the transactions contemplated by this Agreement and the other Transaction Documents, including any such change, event, violation, inaccuracy, circumstance or effect that prevents, materially delays or materially impairs such Person’s ability to consummate such transactions;

79

(b)          the term “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity;

(c)          the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(d)          the term “knowledge” means actual knowledge or awareness as to a specified fact or event and, with respect to any entity, the actual knowledge of any of its directors or managers, principal executive officers, principal financial officers or any other officer who would be deemed an “executive officer” as defined under the Securities Act and the rules and regulations promulgated thereunder;

(e)          the term “Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against grantor of the Lien or any Affiliate of the grantor of the Lien, or any agreement to give any security interest);

(f)          the term “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

(g)          the term “Business Day” shall mean any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in New York, New York generally are closed for business;

80

(h)          the term “Permitted Lien” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s and other Liens arising by operation of any applicable Legal Requirements; (iii) Liens or security interests that arise or are incurred in the ordinary course of business relating to obligations not yet due or secure a liquidated amount that are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with U.S. GAAP have been established; (iv) pledges or deposits to secure obligations under workers’ compensation or similar laws or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) easements, encroachments, declarations, covenants, conditions, reservations, limitations and rights of way (unrecorded and of record) and other similar restrictions or encumbrances of record, zoning, building and other similar ordinances, regulations, variances and restrictions, and all defects or irregularities in title, including any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection; (vii) all Liens created or incurred by any owner, landlord, sublandlord or other Person in title; and (viii) any other Liens which do not materially interfere with a party’s use and enjoyment of tangible property or materially detract from or diminish the value thereof;

(i)          the term “Subsidiary” means, as applied to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof; for purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. Unless the context otherwise requires, any reference to a Subsidiary in this Agreement will mean a Subsidiary of the Company;

(j)          the term “Representative” means, as applied to any Person, such Person's Affiliates and its and their respective managers, directors, officers, employees, agents and advisors (including financial advisors, counsel and accountants); and

(k)          the term “Transaction Documents” means this Agreement, the Escrow Agreement, the Registration Rights Agreement, the Employment Agreements and any other contract, instrument, certificate or document which is or is to be entered into, executed or delivered at the Closing or otherwise pursuant to this Agreement or in connection with the transactions contemplated hereby.

10.3.        Counterparts; Facsimile Signatures. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by email or facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

81

10.4.        Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the letters of intent between Parent and the Company dated October 31, 2012 and November 7, 2012 are hereby terminated in their entirety and shall be of no further force and effect (except to the extent expressly stated to survive the execution of this Agreement and the consummation of the transactions contemplated hereby); and (b) are not intended to confer upon any other Person any rights or remedies hereunder (except as specifically provided in this Agreement).

10.5.        Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6.        Other Remedies; Specific Performance. Except as otherwise provided herein, including Section 7.5, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, except as otherwise provided herein, including Section 7.5, the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other remedy to which they are entitled at law or in equity.

10.7.        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

10.8.        Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

82

10.9.        Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties and any attempted or purported transfer without such consent shall be null and void ab initio. Subject to the first sentence of this Section 10.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.10.      Amendment. This Agreement may be amended by the parties hereto at any time prior to the Closing Date by execution of an instrument in writing signed on behalf of each of the parties. After the Closing Date, this Agreement may be amended only with the consent of both the Committee and the LIBB Representative.

10.11.      Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. No waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

10.12.      CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE COUNTY OF NEW YORK OF THE STATE OF NEW YORK (OR IN ANY COURT IN WHICH APPEAL FROM SUCH COURTS MAY BE TAKEN), IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURT (AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS SECTION 10.12 AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SAID COURTS OR IN THE STATE OF NEW YORK OTHER THAN FOR SUCH PURPOSE. Any and all process may be served in any action, suit or proceeding arising in connection with this Agreement by complying with the provisions of Section 10.1. Such service of process shall have the same effect as if the party being served were a resident of the State of New York and had been lawfully served with such process in such jurisdiction. The parties hereby waive all claims of error by reason of such service. Nothing herein shall affect the right of any party to service process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction to enforce judgments or rulings of the aforementioned courts.

83

10.13.         WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

10.14.         Attorneys’ Fees. If any action or other proceeding relating to the enforcement of any provision of this Agreement is brought by any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs, and disbursements (in addition to any other relief to which the prevailing party may be entitled).

10.15.         Currency. All references to currency amounts in this Agreement shall mean United States dollars.

10.16.         Disclosure Schedules. The Disclosure Schedules are a material part of this Agreement as if fully set forth in this Agreement and are intended only to qualify and limit the representations, warranties and covenants contained in this Agreement, and will not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants. Each party hereby acknowledges and agrees that: (i) disclosures made for the purpose of any Schedule of the Disclosure Schedules will be deemed made for the purpose of all Schedules so long as cross-references are made or the applicability to the other section(s) is reasonably apparent on the face of such disclosure; (ii) headings in the Disclosure Schedules have been inserted for reference only and will not be deemed to modify or influence the interpretation of the information contained in the Disclosure Schedules or this Agreement; (iii) no reference to or disclosure of any item or other matter in the Disclosure Schedules will be construed as an admission or indication that such item or other matter is material or outside of the ordinary course of business or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule or otherwise imply that any such item or matter creates a measure for materiality for the purposes of this Agreement; (iv) no disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Legal Requirements shall be construed as an admission or indication that any such breach or violations exists or has actually occurred; (v) the inclusion of any matter, information or item in the Disclosure Schedules will not be deemed to constitute an admission of any liability to any third party; and (vi) summaries of or references to any written document in the Disclosure Schedules do not purport to be complete and are qualified in their entirety by the written documents themselves.

84

10.17.         Representation. The parties agree that, notwithstanding the fact that EGS may have, prior to Closing, jointly represented the Company and/or the Members (including the LIBB Representative) in connection with this Agreement, and has also represented the Company and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, EGS will be permitted in the future, after Closing, to represent one or more of the Members (including the LIBB Representative) or their Affiliates in connection with matters in which such Persons are adverse to the Company or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. Parent, Holdco and their respective Subsidiaries are collectively represented by independent counsel in connection with the transactions contemplated by this Agreement. The Company and the Signing Members hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS's future representation of one or more of the Members (including the LIBB Representative) and their Affiliates in which the interests of such Person are adverse to the interests of the Company, any of the other Signing Members or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of the Company or any of its Affiliates. The parties hereto acknowledge and agree that, for the purposes of the attorney-client privilege, the Members, including the LIBB Representative (and not the Company or its directors, officers or employees), shall be deemed the clients of EGS with respect to the negotiation, execution and performance of this Agreement and the other Transaction Documents.

[The Signature Page is the following page.]

85

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

CULLEN AGRICULTURAL HOLDING CORP.

By:	/s/ Paul Vassilakos
Name: Paul Vassilakos
Title: Chief Executive Officer

LONG ISLAND ICED TEA CORP.

By:	/s/ Paul Vassilakos
Name: Paul Vassilakos
Title: Chief Executive Officer

CULLEN MERGER SUB, INC.

By:	/s/ Paul Vassilakos
Name: Paul Vassilakos
Title: Chief Executive Officer

LIBB ACQUISITION SUB, LLC

By:	/s/ Paul Vassilakos
Name: Paul Vassilakos
Title: Chief Executive Officer of Long Island Iced Tea Corp., the managing member

LONG ISLAND BRAND BEVERAGES LLC

By:	/s/ Philip Thomas
Name: Philip Thomas
Title: CEO

/s/ Phil Thomas
Phil Thomas

/s/ Thomas Panza
Thomas Panza